                                                  Filed pursuant to Rule 424(b)4
                                                  Registration Nos. 333-22297
                                                                   and 333-23715

                                2,100,000 SHARES

                                     [LOGO]

                                     [LOGO]

                                  COMMON STOCK

    ALL OF THE 2,100,000 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "COMMON STOCK"), OFFERED HEREBY ARE BEING SOLD BY PATHOGENESIS CORPORATION ("PATHOGENESIS" OR THE "COMPANY"). THE COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "PGNS." ON MARCH 20, 1997 THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $27.00 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

                               -----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            PRICE TO        UNDERWRITING        PROCEEDS
                                             PUBLIC         DISCOUNT (1)     TO COMPANY (2)
PER SHARE.............................       $27.00            $1.485           $25.515
TOTAL (3).............................    $56,700,000        $3,118,500       $53,581,500

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $450,000 .

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 315,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO PUBLIC WILL TOTAL $65,205,000, THE UNDERWRITING DISCOUNT WILL TOTAL $3,586,275 AND THE PROCEEDS TO COMPANY WILL TOTAL $61,618,725. SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT MARCH 26, 1997.

                              -------------------

MONTGOMERY SECURITIES

                       PRUDENTIAL SECURITIES INCORPORATED

                                                               HAMBRECHT & QUIST

                                 MARCH 20, 1997

 [PICTURE OF CHILD USING NEBULIZER TO INHALE TOBI (TOBRAMYCIN FOR INHALATION)]

                        TOBI-TM- (Tobramycin for Inhalation)

Indications                            Status
-------------------------------------  --------------------------------------------------------------------------
Cystic Fibrosis                        RESULTS OF U.S. PHASE III CLINICAL TRIALS ANNOUNCED IN JANUARY 1997;
                                       INTEND TO FILE NDA IN SECOND QUARTER OF 1997.

                                       EUROPEAN STUDIES INTENDED TO COMMENCE IN 1997.

Bronchiectasis                         U.S. PHASE II CLINICAL TRIALS INTENDED TO COMMENCE IN 1997.

Tuberculosis                           U.S. PHASE II CLINICAL TRIALS INTENDED TO COMMENCE IN 1997.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

    TOBI-TM- and RAM-TM- and the Company's name are trademarks of the Company. This prospectus also includes brand names or trademarks of companies other than PathoGenesis.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

                                  THE COMPANY

    PathoGenesis Corporation ("PathoGenesis" or the "Company") develops novel drugs to treat serious, chronic human infectious diseases where there is a significant need for improved therapy. In January 1997, PathoGenesis announced results from its two pivotal Phase III clinical trials of its lead drug candidate, TOBI-TM- (tobramycin for inhalation), for treatment of chronic PSEUDOMONAS AERUGINOSA lung infections in people with cystic fibrosis. The trials, which were completed in October 1996, included data from a total of 468 patients in 69 cystic fibrosis care centers in the United States.

    TOBI improved lung function in the two pivotal trials, resulting in an improvement of more than 11% compared with placebo by the end of the six-month study period. The mean number of hospitalization days across both studies declined 36% to 5.2 days for the TOBI group versus 8.2 days for the placebo group. Observed bacterial counts in the sputum (phlegm) of patients taking TOBI declined, while observed bacterial counts increased in the placebo group. Over the six-month study period, the difference in observed bacterial density between the two groups was 10-fold. The foregoing data were statistically significant when analyzed on an "intent to treat" basis.

    Reported adverse events were comparable between the groups taking TOBI and the placebo. In TOBI patients, the presence of pseudomonal bacteria potentially resistant to levels of tobramycin in the lungs achieved by aerosol administration was low: 4.0% at the beginning and 5.4% at the end of the trials. Based on the results of these trials, the Company intends to file a New Drug Application ("NDA") for TOBI in cystic fibrosis patients with the United States Food and Drug Administration ("FDA") in the second quarter of 1997. The FDA has agreed to an expedited review of such NDA, which may accelerate the application review process.

    TOBI is a stable, premixed, proprietary formulation of the antibiotic tobramycin for delivery by inhalation using a nebulizer. Tobramycin, a broad-spectrum antibiotic, has been administered intravenously to cystic fibrosis patients with lung infections for more than 20 years. However, its use has been limited to patients hospitalized for acute flare-ups of their chronic lung infections primarily because severe kidney damage or hearing loss can result from extended intravenous treatment. Conversely, delivery by inhalation permits application of much higher concentrations than intravenous administration, since the drug is deposited directly to the site of infection in the lungs with little absorption into the bloodstream. TOBI is designed to expand the use of tobramycin beyond short-term hospitalizations to long-term, home administration to suppress the life-threatening pseudomonal lung infections that are common in cystic fibrosis patients. PathoGenesis has received a U.S. formulation patent for TOBI and an Orphan Drug designation from the FDA for inhaled tobramycin to treat pulmonary infections in people with cystic fibrosis.

    The Company believes that the market opportunity for TOBI is significant and growing. There are approximately 30,000 cystic fibrosis patients in the United States, according to the Cystic Fibrosis Foundation, and a comparable number in Europe. Pseudomonal bacteria infect the lungs of approximately 60% of all patients with the disease, according to data gathered during 1995 by the Cystic Fibrosis Foundation.

    Based on the potential efficacy of delivering a high concentration of tobramycin directly to the site of infection in the lungs, the Company also intends to conduct clinical trials of TOBI in patients suffering from other bacterial lung infections, including bronchiectasis (a form of severe chronic bronchitis) and tuberculosis. Bronchiectasis afflicts approximately 100,000 patients in the United States. In addition, there are approximately 25,000 new cases of tuberculosis diagnosed annually in the United States. The Company intends to commence Phase II clinical trials for TOBI in patients with bronchiectasis as well as in patients with tuberculosis during 1997.

    The Company's second drug candidate, PA-1648, a derivative of the antibiotic rifampin, is being developed for the treatment of tuberculosis. The efficacy of current therapies for tuberculosis is limited due to drug toxicity, the emergence of drug-resistant strains and the need to ensure patient compliance with multiple drug regimens over extended treatment periods. Animal studies indicate that PA-1648 is more active against tuberculosis than any of the drugs currently approved for clinical use. PathoGenesis completed Phase I clinical trials for PA-1648 during 1996. The Company intends to commence Phase II clinical trials in tuberculosis patients during 1997.

    While the Company currently expects to file an NDA for TOBI in cystic fibrosis patients in the second quarter of 1997 and the FDA has agreed to an expedited review, there can be no assurance as to the timing of such filing or the outcome or timing of the FDA's review of such filing. Additionally, there can be no assurance that TOBI, if approved by the FDA, will achieve market acceptance. Furthermore, no assurance can be given that the results of any of the anticipated additional clinical trials to be conducted by the Company will be consistent with results obtained in the clinical trials for TOBI in cystic fibrosis patients or that such trials will be completed within anticipated time frames, if at all.

    The Company is a Delaware corporation organized in December 1991. The Company's principal executive offices are located at 201 Elliott Avenue West, Seattle, Washington 98119, and its telephone number is (206) 467-8100.

                                  THE OFFERING

Common Stock Offered.........................  2,100,000 shares

Common Stock Outstanding after the
  Offering...................................  16,035,396 shares (1)

Use of Proceeds..............................  Launch costs, including sales and marketing, of TOBI for cystic fibrosis, clinical
                                               testing, research and development and general
                                               corporate purposes, including working capital
                                               and capital expenditures. See "Use of
                                               Proceeds."

Nasdaq National Market symbol................  PGNS

------------------------

(1) Excludes as of January 31, 1997: (i) 1,686,450 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock at a weighted average exercise price of approximately $15.40 per share; (ii) 105,331 shares of Common Stock reserved for issuance under outstanding warrants at an average exercise price of $13.88; and (iii) 1,946,811 shares of Common Stock underlying options available for future grants under the Company's stock option plans. See "Management--Stock Option Plans" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            PERIOD FROM
                                                                                                            DECEMBER 10,
                                                                                                                1991
                                                                                                           (INCORPORATION)
                                                                      YEARS ENDED DECEMBER 31,                THROUGH
                                                           ----------------------------------------------   DECEMBER 31
                                                              1996        1995        1994        1993          1992
                                                           ----------  ----------  ----------  ----------  --------------

STATEMENT OF OPERATIONS DATA:

Revenue--grants and royalties............................  $      440  $   --      $   --      $   --        $   --

Operating expenses:

  Research and development...............................      20,673      15,668      12,789       8,213           758

  General and administrative.............................       4,241       3,609       3,215       3,615         2,698
                                                           ----------  ----------  ----------  ----------       -------

    Total operating expenses.............................      24,914      19,277      16,004      11,828         3,456

Net loss.................................................  $  (21,264) $  (18,024) $  (14,762) $  (10,805)   $   (2,930)

Net loss per common share................................  $    (1.66) $    (2.20) $    (1.95) $    (1.77)   $    (0.87)

Weighted average common shares outstanding...............      12,829       8,210       7,585       6,111         3,367

                                                                                             DECEMBER 31, 1996
                                                                                         -------------------------

                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                         ---------  --------------

BALANCE SHEET DATA:

  Cash, cash equivalents and investment securities.....................................  $  60,688   $    113,819

  Total current assets.................................................................     61,809        114,941

  Total assets.........................................................................     69,999        123,130

  Total current liabilities............................................................      2,974          2,974

  Long-term liability..................................................................         98             98

  Total stockholders' equity...........................................................     66,926        120,058

------------------------

(1) Adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby at the public offering price of $27.00 per share and the application of the estimated net proceeds therefrom (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES OR OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION TO STATEMENTS WHICH EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, INVESTORS ARE URGED TO CONSIDER STATEMENTS LABELED WITH THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "PLANS," "ANTICIPATES," OR "INTENDS" TO BE UNCERTAIN AND FORWARD-LOOKING. AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. ALL CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

EARLY STAGE OF DEVELOPMENT; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE
  PROFITABILITY

    The Company is in a development stage and currently has no sources of operating revenues from any of its drug candidates and has limited sources of revenue from grants and royalties. The Company has incurred net operating losses since its inception in December 1991. At December 31, 1996, the Company had a deficit accumulated during the development stage of $67,785,433. Such losses have resulted principally from costs incurred in research and development and clinical trials and from general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue and increase for at least the next year as its research and development, clinical testing and marketing activities expand. The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for its drug candidates and to develop the capability to manufacture and market any approved products either by itself or in collaboration with third parties. There can be no assurance if or when the Company will receive any regulatory approvals required for the clinical development, commercial manufacturing or marketing of its proposed products, or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability are highly uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF PRODUCTS

    The Company does not currently have regulatory approval to market or generate revenues from any of its drug candidates. The Company's drug candidates, other than TOBI for cystic fibrosis, are not expected to be commercially available for at least several years, and TOBI for cystic fibrosis is not expected to be commercially available until at least 1998, if ever. The Company's drug candidates require significant research and development and laboratory testing, significant clinical testing and regulatory approval prior to commercialization. Although the Company is currently seeking to identify other drug candidates, to expand the number of drug candidates it has under development and to expand the potential indications for which its drug candidates under development may be used, there can be no assurance that it will be successful in such development or expansion. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals" and "Business--Products Under Development."

DEPENDENCE ON TOBI

    The Company is dependent on its ability to obtain regulatory approvals of TOBI for pseudomonal lung infections in cystic fibrosis patients and thus, generate revenues while it continues the research, development and regulatory approval processes for other drug candidates and potential uses of TOBI for other indications. Although the Company completed its Phase III clinical trials for TOBI in cystic fibrosis patients in October 1996, the Company must apply for and obtain the approval of the FDA prior to commercially marketing TOBI in the United States. While the Company currently expects to file an NDA for TOBI in cystic fibrosis patients in the second quarter of 1997 and the FDA has agreed to an expedited review, there can be no assurance as to the timing of such filing or the outcome or timing of the FDA's review of such filing. Furthermore, there can be no assurance that TOBI for cystic fibrosis, if approved by the FDA, will achieve market acceptance. The Company has not yet commenced clinical trials of TOBI for any other indications. No assurance can be given that the results of such trials, when commenced, will be consistent with results obtained in the clinical trials for TOBI in cystic fibrosis patients or that the Company will be successful in developing TOBI for other indications. See "Risk Factors--Uncertainties Regarding Development of Drug Candidates; Clinical Trials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS

    The production and marketing of the Company's products, as well as its ongoing research and development activities, are subject to regulation by governmental agencies, including the FDA in the United States and regulatory authorities in other countries. Any potential therapeutic product developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, state regulatory authorities. The approval process for the Company's drug candidates is likely to involve significant expenditures. In October 1996, the Company completed its Phase III clinical trials of its most advanced drug candidate, TOBI for pseudomonal lung infections in cystic fibrosis patients. The Company expects to file an NDA for TOBI for cystic fibrosis with the FDA in the second quarter of 1997 and the FDA has agreed to an expedited review of such NDA. No assurance can be made that the Company will be able to file its NDA in the foregoing time frame, or at all, or that such filing will result in FDA approval of TOBI for cystic fibrosis. Furthermore, the Company cannot predict with any degree of certainty when it might be in a position to file any NDA with respect to any other drug candidate or the length of time involved between the filing of any NDA and obtaining any FDA approval, if at all. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. The Company may have difficulty obtaining sufficient patient populations, clinicians or support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly. See "Business--Government Regulation and Product Testing."

    The effect of government regulation may be to delay marketing of the Company's proposed products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to other companies that compete with the Company. There can be no assurance that FDA or other regulatory authority approval for any product candidates developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals would materially and adversely affect the marketing of the Company's drug candidates and the Company's business, financial position and results of operations. In addition, legislation may be enacted in the future which might adversely affect the Company's ability to develop, manufacture or market its drug candidates. Any FDA approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in withdrawal of products from marketing. See "Business-- Government Regulation and Product Testing."

    The Company intends, either on its own or in collaboration with others, to market its products in major markets outside of the United States. There can be no assurance that the Company will be successful in establishing marketing relationships, conducting clinical testing in foreign countries or obtaining required foreign regulatory approvals in a timely manner, if at all. To market its products abroad, the Company must comply with numerous and varying foreign regulatory requirements implemented by foreign health authorities, governing, among other things, the design and conduct of clinical trials, pricing regulations and marketing approval. The approval procedure may vary among countries and can involve, for example, additional testing, and the time required to obtain approval may differ from the time required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval. Approval by the FDA of any drug candidate does not ensure approval by the regulatory agencies of other countries. See "Business--Government Regulation and Product Testing."

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND INFORMATION

    Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's ability to compete effectively depends on its success in protecting its proprietary technology, both in the United States and abroad. The patent positions of pharmaceutical firms generally are highly uncertain and involve complex legal and factual questions. The Company intends to file applications as appropriate for patents covering formulation, composition of matter, or uses of its drug candidates, its proprietary processes and any gene sequences that it discovers. The Company has 13 patent applications pending with the United States Patent and Trademark Office ("PTO"), and the Company has been issued three United States patents. The Company has filed, and intends to continue to file, patent applications in certain foreign jurisdictions. There can be no assurance that the PTO will grant the Company's pending patent applications or that the Company will obtain any patents for which it applies. No assurance can be given that patents issued to or licensed by or to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage.

    The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality and invention agreements with its employees and consultants, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, know-how and proprietary technology.

    In addition to protecting its trade secrets, know-how and proprietary technology, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product development while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

    The Company may, from time to time, support and collaborate in research conducted by universities and by governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in derivative or related research programs conducted by the Company or such collaborators. See "Business--Licenses and Other Agreements."

    In addition, the Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. The PTO could institute interference proceedings against the Company in connection with one or more of the Company's patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO could also institute reexamination proceedings against the Company in connection with one or more of the Company's patents and such proceedings could result in an adverse decision as to the validity or scope of the patents. See "Business--Patents."

UNCERTAINTIES REGARDING DEVELOPMENT OF DRUG CANDIDATES; CLINICAL TRIALS

    Before obtaining regulatory approvals for the commercial sale of any of the Company's proposed products, such products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. Results of initial preclinical and clinical testing of drug candidates under development by the Company are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical and clinical testing or long-term efficacy studies. Adverse or inconclusive clinical trial results concerning any of the Company's drug candidates could significantly delay the filing for marketing approval for such drug candidate with the FDA or result in a filing for a narrower indication. In such event, further studies would have to be conducted with respect to the excluded indications to support any filing of a supplemental application covering such indications. There can be no assurance that the Company's research and development, preclinical testing, clinical trials or long-term safety and efficacy studies will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that the Company's drug candidates will be capable of being produced in commercial quantities at reasonable costs or that any products, if introduced, will achieve market acceptance. See "Business--Products Under Development."

    The Company's drug candidates under development and future product development efforts are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the possibilities that any or all of the Company's drug candidates will be found to be ineffective, unsafe, toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the drug candidates, if safe and effective, will be difficult to develop into commercially viable products, to manufacture on a large scale or be uneconomical to market; or that proprietary rights of third parties will preclude the Company from marketing such drug candidates. There is, therefore, substantial risk that the Company's product development efforts will not prove to be successful. Moreover, the Company is seeking to develop new treatments for conditions that are also the subject of research and development efforts by other companies and entities. The Company's competitors may succeed in developing technologies or products that are more effective or cost-effective than those of the Company. Rapid technological changes or developments by others may result in the Company's drug candidates becoming obsolete or noncompetitive. See "Risk Factors--Competition" and "Business--Competition."

DEPENDENCE ON LICENSES; POTENTIAL NEED FOR ADDITIONAL PARTNERS OR COLLABORATORS

    The Company has obtained, and intends to obtain in the future, licensed rights to certain proprietary technologies from other entities, individuals and research institutions to which it will be obligated to pay royalties and milestone payments if it develops products based upon the licensed technology. Furthermore, the Company's strategy for the research, development and commercialization of its drug candidates and proprietary technologies may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and the Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its drug candidates or proprietary technologies, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized. Certain of the collaborative, license or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for potential pharmaceutical or other products. Should any collaborative partner fail to develop or commercialize successfully any drug candidate or proprietary technology to which it has rights, the Company's business, financial position and results of operations may be materially adversely affected. There can be no assurance that collaborators will not pursue alternative technologies or drug candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases sought to be addressed by the Company's programs. See "Business--Licenses and Other Agreements."

UNCERTAINTY OF ORPHAN DRUG STATUS

    In October 1994, the Company received an Orphan Drug designation from the FDA for the use of tobramycin for inhalation in the treatment of pulmonary infections in cystic fibrosis patients. The Orphan Drug designation would provide the Company with a seven-year marketing exclusivity in the United States if the Company is the first FDA-approved applicant for the drug for the specified indication. In October 1996, the Company completed its Phase III clinical trials of TOBI for the treatment of chronic lung infections in cystic fibrosis patients. While the Company is not aware of any other companies that have sought Orphan Drug designation for this drug for this indication, there can be no assurance that other companies will not seek such designation in the future and obtain FDA marketing approval before the Company obtains such approval. If another company obtains marketing approval for the use of tobramycin for inhalation in the treatment of pseudomonal pulmonary infections in cystic fibrosis patients and receives seven-year marketing exclusivity, the Company would not be permitted by the FDA to market TOBI in the United States during the exclusivity period. In addition, the Company could incur substantial costs in asserting any rights to prevent such uses it may have under the Orphan Drug Act.

    Tobramycin is a generic drug currently FDA-approved for intravenous and intrathecal (injection into spinal fluid) use. These formulations of tobramycin can be modified by pharmacists, physicians or patients for inhalation use. Although this practice is not an FDA-approved use, there are no assurances that this practice would not continue and would not have a material adverse effect on reimbursement levels, sales and market acceptance of TOBI.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR
  REIMBURSEMENT

    The future revenues and profitability of, and availability of capital for, pharmaceutical companies such as the Company may be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets the pricing and profitability of prescription drugs is subject to government control. There have been, and the Company expects there will continue to be, a number of federal and state proposals to control the cost of drugs through governmental regulation. It is uncertain what form any health care reform legislation may take or what actions the federal, state and private payors may take in response to the proposed reforms. The Company cannot predict when any suggested reforms will be implemented, if ever, or the effect of any implemented reform on the Company's business. There can be no assurance, however, that any implemented reform will not have a material adverse effect on the Company's business, financial position or results of operations.

    The Company's ability to commercialize its products successfully may depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products, the market acceptance of those products would be adversely affected.

LIMITED MARKETING AND NO SALES CAPABILITY

    The Company has limited internal marketing and no sales resources and personnel. In order to market TOBI, or any other products that it may develop, the Company will have to substantially increase its marketing staff and establish a sales force by hiring personnel with technical expertise. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that the Company or its collaborators will be successful in gaining market acceptance for any products that may be developed by the Company. See "Risk Factors--Dependence on Licenses; Potential Need for Additional Partners or Collaborators" and "Business--Marketing."

NO ASSURANCE OF MARKET ACCEPTANCE

    There can be no assurance that TOBI, or any other product developed by the Company, will achieve market acceptance, if approved by the FDA. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals, and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and market successfully its drug candidates even if they perform successfully in clinical applications. Furthermore, there is no assurance that physicians or the medical community in general will accept and utilize any therapeutic products that may be developed by the Company.

LIMITED MANUFACTURING CAPABILITIES; DEPENDENCE ON SUPPLIERS

    The Company presently does not have the internal capability to manufacture pharmaceutical products under the current Good Manufacturing Practice ("cGMP") regulations prescribed by the FDA. The Company has an agreement with an FDA-inspected supplier of bulk powdered tobramycin and also purchases bulk powdered tobramycin from another FDA-inspected supplier. Other contract manufacturers are used for formulating and packaging of TOBI. No assurance can be made that the Company will be able to obtain future supplies of TOBI on favorable terms, if at all. The Company obtains bulk powdered PA-1648 from Kaneka Corporation ("Kaneka"). Pursuant to the Company's license and supply agreements with Kaneka, Kaneka is supplying the Company with PA-1648 for clinical development at no additional charge. The Company has an agreement with Kaneka for the supply of commercial quantities of such product at specified prices if and when the Company receives marketing approval for PA-1648 from the FDA. Kaneka is currently the only known manufacturer of the bulk powdered drug and the Company has no alternative supply source. The Company believes that it has sufficient quantities of PA-1648 to complete Phase II testing.

    The Company's dependence upon third parties for the manufacture of its proposed products may adversely affect the Company's profit margins and its ability to develop and deliver its proposed products on a timely and competitive basis. If for any reason the Company is unable to obtain sufficient quantities of any materials required to produce its proposed products or the Company is unable to obtain or retain third-party manufacturers on commercially acceptable terms, it may not be able to commercialize its proposed products as planned. If the Company should encounter delays or difficulties with contract manufacturers in producing, packaging or distributing its proposed products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. No assurance can be made that the Company will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. No assurance can be made that the manufacturers utilized by the Company will be able to provide the Company with sufficient quantities of its products or that the products supplied to the Company will meet the Company's specifications or delivery and other requirements.

    Moreover, contract manufacturers that the Company may use must adhere to cGMP regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of the product. While the Company does not currently intend to manufacture any pharmaceutical products itself, it may choose to do so in the future. The Company has no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. Should the Company decide to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any such products successfully or in a cost-effective manner. See "Business--Manufacturing" and "Business--Government Regulation and Product Testing."

COMPETITION

    There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized genetic engineering companies, engaged in developing pharmaceuticals, including biotechnological products, for human therapeutic applications. Many of these companies have substantially greater financial, research and development, manufacturing, marketing and human resources and experience than the Company and represent significant competition for the Company. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by the Company and may also prove to be more successful than the Company in manufacturing and marketing. See "Business--Competition."

TECHNOLOGICAL CHANGES AND UNCERTAINTY

    The Company is engaged in the pharmaceutical business, which is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal pharmacology, recombinant DNA technology and other fields of biology and pharmaceutical chemistry are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or drug candidates non-competitive or obsolete.

    The Company's business strategy is based, in part, upon the application of the Company's technology platform, which encompasses various elements from the fields of biotechnology and pharmaceutical chemistry, and the application of these technologies to the discovery and development of pharmaceutical products. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to overcome technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Risk Factors--Competition" and "Business-- Competition."

SUBSTANTIAL CAPITAL REQUIREMENTS

    The Company will require substantial funds for its research and development programs, preclinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs; the progress of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in the Company's existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish; and the development of commercialization activities and arrangements. Moreover, the Company's fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments, are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained. See "Business--Licenses and Other Agreements," "Business--Patents," "Management" and "Notes to Financial Statements." The Company believes that the net proceeds of this offering, together with its available cash, cash equivalents, investment securities and investment income, should be sufficient to meet its operating expenses and capital expenditures through at least the next 24 months. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company may need to raise substantial additional capital to fund its future operations. The Company may seek such additional funding through public or private financings or collaborative, licensing and other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable or affordable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

DEPENDENCE ON QUALIFIED PERSONNEL

    Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. The loss of Wilbur H. Gantz, Chief Executive Officer and President, A. Bruce Montgomery, M.D., Senior Vice President, Research and Development, or Alan R. Meyer, Senior Vice President and Chief Financial Officer, would be detrimental to the Company. The Company's current employment agreements with Mr. Gantz and Dr. Montgomery expire by their terms in March and May 1997, respectively. See "Management--Employment Agreements." The Company does not maintain insurance on the lives of any of Mr. Gantz, Mr. Meyer or Dr. Montgomery.

    There is intense competition for qualified personnel in the pharmaceutical field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business--Human Resources," "Management" and "Certain Transactions."

ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS

    The Company's research and development processes involve the controlled use of hazardous, infectious and radioactive materials. The Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws, rules, regulations and policies, or that the business, financial position or results of operations of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of materials which could be hazardous.

    In its research activities, the Company utilizes radioactive and other materials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at the Company's facility pending ultimate use and disposal. Although the Company believes that its safety procedures for handling and disposing of such materials comply with federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company does not maintain a separate insurance policy for these types of risks.

PRODUCT LIABILITY

    The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company maintains insurance against product liability and defense costs in the amount of $5 million per occurrence and $5 million in the aggregate. There can be no assurance that claims against the Company arising with respect to products will be successfully defended, that the insurance carried by the Company will be sufficient or that the Company will be able to obtain additional, or maintain its current level of, product liability insurance on acceptable terms. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Common Stock has been, and is likely to be, highly volatile as frequently occurs with publicly traded emerging growth companies and biopharmaceutical companies. Factors such as results of clinical trials, announcements of technological innovations or new products by the Company or its competitors, government regulatory action affecting the Company's or its competitors' drug candidates in both the United States and foreign countries, developments or disputes concerning patent or proprietary rights and market conditions for emerging growth and biopharmaceutical companies in general, as well as period-to-period fluctuations in financial results, could have a significant impact on the Company's business and the market price of the Common Stock. See "Price Range of Common Stock."

CONCENTRATION OF OWNERSHIP

    Upon the consummation of this offering, directors, officers and entities affiliated with them, who in the aggregate currently own beneficially approximately 9.3% of the outstanding shares of Common Stock (excluding outstanding options and warrants to purchase shares of Common Stock), will own beneficially in the aggregate approximately 8.1% of the outstanding shares of Common Stock (7.9% if the Underwriters' over-allotment option is exercised in full). Although, the Company's officers, directors and entities affiliated with them do not presently have any agreements or understandings to act in concert, any such agreements or understandings could make it difficult for others to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of the stockholders, including amendments to the Company's Certificate of Incorporation, mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions and other fundamental transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE

    In addition to its authorized shares of Common Stock, the Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock ("Preferred Stock"). No shares of Preferred Stock of the Company are currently outstanding, and the Company has no present intention to issue any shares of Preferred Stock. However, because the rights and preferences of any series of Preferred Stock may be set by the Board of Directors in its sole discretion, the rights and preferences of any such Preferred Stock may be superior to those of the Common Stock and thus may adversely affect the rights of the holders of Common Stock. See "Description of Capital Stock-- Preferred Stock."

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation, By-Laws, as amended, and Delaware law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. These provisions include certain super-majority vote requirements contained in the Company's Amended and Restated Certificate of Incorporation and By-Laws, as amended. In addition, the Company's Amended and Restated Certificate of Incorporation allows the Board of Directors to determine the terms of Preferred Stock which may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue Preferred Stock in such manner could enable the Board of Directors to prevent changes in the management and control of the Company. Under applicable Delaware law, the Company's Board of Directors has the ability to adopt additional anti-takeover measures either in response to a specific threat or in furtherance of their general fiduciary duties. The Company's Board of Directors may, from time to time, consider the adoption of such measures and may adopt additional anti-takeover provisions in the future. The Board of Directors is divided into three classes of directors elected for staggered three-year terms. Such staggered terms may affect the ability of the holders of Common Stock to effect a change in control of the Company. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have a total of 16,035,396 shares of Common Stock outstanding (16,350,396 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,100,000 shares of Common Stock offered hereby (2,415,000 shares if the Underwriters' over-allotment option is exercised in full), the 3,000,000 shares of Common Stock sold in the Company's initial public offering in November 1995 and the 2,875,000 shares of Common Stock sold in the Company's public offering in April 1996 will be freely tradeable without restriction or registration under the Securities Act of 1933 (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. Of the remaining 8,060,396 shares of Common Stock outstanding, 3,613,915 are "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act.

    Under Rule 144 (and subject to the conditions thereof), approximately 3,557,253 shares of the restricted securities are currently eligible for sale and approximately 56,662 shares will become eligible for sale after March 1997. The Company has obtained from all of the executive officers and directors of the Company holding in the aggregate 1,052,925 shares of the restricted securities agreements not to directly or indirectly, sell, offer to sell or otherwise dispose of any such Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of Montgomery Securities. However, such agreements permit up to approximately 670,000 shares to continue to be subject to pledge during such 90-day period. The pledgee of such pledged shares shall not be subject to the agreements described in this paragraph. See "Shares Eligible for Future Sale" and "Underwriting."

    As of January 31, 1997, options to purchase a total of 1,265,650 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan (the "1992 Plan") were outstanding with a weighted average exercise price of $13.07 per share, of which options to purchase 749,959 shares of Common Stock were exercisable. Options to purchase 42,000 shares of Common Stock pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan") were outstanding with a weighted average exercise price at $17.62 per share, all of which options were exercisable. In addition, subject to stockholder approval, options to purchase a total of 378,800 shares of Common Stock pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan") were outstanding with a weighted average exercise price of $22.94 as of January 31, 1997. An additional 1,946,811 shares of Common Stock were available for future option grants under the Company's stock option plans. An aggregate of 467,124 shares subject to options held by executive officers and directors of the Company are subject to lockup agreements. The Company has also granted warrants to purchase Common Stock. As of January 31, 1997, warrants to purchase 105,331 shares of Common Stock were outstanding with a weighted average exercise price of $13.88 per share. The Company has an effective registration statement on Form S-8 under the Securities Act registering shares of Common Stock subject to stock options granted under the 1992 Plan and the 1996 Plan. The Company intends to register shares of Common Stock issuable pursuant to stock options granted under the 1997 Plan. See "Management--Stock Option Plans" and "Underwriting."

    Sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

NO DIVIDENDS

    The Company has not declared or paid dividends on its Common Stock since its inception and does not intend to declare or pay any dividends to its stockholders in the foreseeable future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DILUTION

    Upon completion of this offering, purchasers of Common Stock in this offering will incur immediate and substantial dilution of $19.51 in the per share net tangible book value of their Common Stock from the public offering price of $27.00 per share. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at the public offering price of $27.00 per share are estimated to be $53,131,500 ($61,168,725 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by the Company.

    The Company anticipates that, combined with its existing resources, the net proceeds of this offering will enable it to continue its development of novel drugs to treat serious, chronic human infectious diseases where there is a significant need for improved therapy. Specifically, the Company anticipates spending portions of its resources over the next few years on the following: (i) the Company's launch costs of TOBI for cystic fibrosis in the United States, including the establishment of a dedicated sales force to market the Company's proposed products; (ii) conducting additional clinical trials of its drug candidates; (iii) preclinical development of drug candidates and expansion of research and development programs; (iv) acquisition of drug candidates or technologies complementary to the Company's business, should favorable opportunities arise; and (v) other general corporate purposes, including working capital and capital expenditures. The foregoing represents the Company's best estimate of its use of the net proceeds from the sale of the shares of Common Stock offered hereby based upon the current state of its business operations, its current plans and current economic and industry conditions and is subject to reallocation among the categories listed above or to new categories. Pending such uses, the Company intends to invest the net proceeds of this offering in government securities and investment-grade, interest-bearing securities, primarily with expected maturities of one-and-one-half years or less.

    The Company believes that the net proceeds of this offering, together with its available cash, cash equivalents, investment securities and investment income, should be sufficient to meet its capital requirements through at least the next 24 months. This estimate is based on certain assumptions, which may not hold true, and there can be no assurance that the proceeds of this offering, together with its available cash, cash equivalents, investment securities and investment income, will be sufficient to meet the Company's capital needs through at least the next 24 months. The Company's cash requirements may vary materially from those now planned because of future results of research and development, results of preclinical and clinical testing, relationships with strategic corporate partners, changes in direction and focus of the Company's research and development programs, changes in the scale, timing or cost of any future commercial production facilities, competitive and technological advances, the FDA regulatory process, changes in the Company's marketing and distribution strategy and other factors. See "Risk Factors-- Substantial Capital Requirements."

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is traded on the Nasdaq National Market under the symbol "PGNS." The following table sets forth, for the fiscal periods indicated, the range of high and low closing prices per share of the Common Stock as reported by the Nasdaq National Market.

                                                                               HIGH        LOW
                                                                             ---------  ---------
1995:
  Fourth Quarter (from November 21, 1995)..................................  $   11.00  $    9.25
1996:
  First Quarter............................................................  $   17.50  $   10.88
  Second Quarter...........................................................      18.75      13.50
  Third Quarter............................................................      17.75      11.50
  Fourth Quarter...........................................................      26.13      17.00
1997:
  First Quarter (through March 20, 1997)...................................  $   32.50  $   21.00

    As of January 31, 1997 there were approximately 370 holders of record of the Common Stock; however, the Company believes the actual number of beneficial holders is substantially greater. On March 20, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $27.00.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock and does not anticipate declaring or paying cash dividends in the foreseeable future. The Company expects that any earnings which it may realize will be retained to finance the development and growth of its business.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of December 31, 1996 and as adjusted to give effect to the sale of the 2,100,000 shares of Common Stock offered by the Company hereby at the public offering price of $27.00 per share and the application of the estimated net proceeds of $53,131,500 therefrom (after deducting the underwriting discount and estimated offering expenses payable by the Company). See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                          DECEMBER 31, 1996
                                                                        ----------------------
                                                                                        AS
                                                                          ACTUAL     ADJUSTED
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Long-term liability...................................................  $       98  $       98
                                                                        ----------  ----------
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none
    issued and outstanding............................................          --          --
  Common Stock, $.001 par value, 20,000,000 shares authorized;
    13,930,760 shares issued and outstanding at December 31, 1996;
    16,030,760 shares issued and outstanding, as adjusted(1)..........          14          16
  Additional paid-in capital..........................................     134,728     187,858
  Unrealized loss on investment securities............................         (30)        (30)
  Deficit accumulated during the development stage....................     (67,786)    (67,786)
                                                                        ----------  ----------
    Total stockholders' equity........................................      66,926     120,058
                                                                        ----------  ----------
      Total capitalization............................................  $   67,024  $  120,156
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(1) Excludes as of December 31, 1996: (i) 1,266,775 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock at a weighted average exercise price of approximately $12.90 per share; (ii) 111,660 shares of Common Stock reserved for issuance under outstanding warrants at an average exercise price of $13.79; and (iii) 368,048 shares of Common Stock underlying options available for future grants under the Company's stock option plans. See "Management--Stock Option Plans" and "Description of Capital Stock."

                                    DILUTION

    The net tangible book value of the Company as of December 31, 1996, was $66,926,214, or $4.80 per share of Common Stock. Net tangible book value per share represents the amount of the Company's net tangible assets (tangible assets of the Company less total liabilities), divided by the 13,930,760 shares of Common Stock outstanding as of such date.

    Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of the 2,100,000 shares of Common Stock in the offering made hereunder and the pro forma net tangible book value per share of Common Stock immediately after this offering. After giving effect to the sale by the Company of 2,100,000 shares of Common Stock offered hereby at the offering price of $27.00 per share, the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $120,057,714, or $7.49 per share (after deduction of the underwriting discount and estimated offering expenses payable by the Company). This represents an immediate increase in pro forma net tangible book value of $2.69 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $19.51 per share to purchasers of Common Stock in this offering.

Public offering price per share..............................             $   27.00
    Net tangible book value per share before offering........  $    4.80
    Increase per share attributable to new investors.........       2.69
                                                               ---------  ---------
Pro forma net tangible book value per share after offering...                  7.49
                                                                          ---------
Net tangible book value dilution per share to new
  investors..................................................             $   19.51
                                                                          ---------
                                                                          ---------

    The above calculation excludes as of December 31, 1996: (i) 1,266,775 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock at a weighted average exercise price of approximately $12.90 per share; (ii) 111,660 shares of Common Stock reserved for issuance under outstanding warrants at an average exercise price of $13.79; and (iii) 368,048 shares of Common Stock underlying options available for future grants under the Company's stock option plans. See "Management--Stock Option Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

    The following selected financial data for the period from December 10, 1991 (incorporation) through December 31, 1992 and each of the four years ended December 31, 1993, 1994, 1995 and 1996 were derived from audited financial statements of the Company. The data set forth below should be read in conjunction with the financial statements, related notes and the other financial information included elsewhere herein.

                                                                                                          PERIOD FROM
                                                                                                          DECEMBER 10,
                                                                                                              1991
                                                                                                         (INCORPORATION)
                                                                      YEARS ENDED DECEMBER 31,              THROUGH
                                                             ------------------------------------------   DECEMBER 31,
                                                               1996       1995       1994       1993          1992
                                                             ---------  ---------  ---------  ---------  --------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue--grants and royalties............................  $     440  $  --      $  --      $  --        $   --
                                                             ---------  ---------  ---------  ---------       -------
  Operating expenses:
    Research and development...............................     20,673     15,668     12,789      8,213           758
    General and administrative.............................      4,241      3,609      3,215      3,615         2,698
                                                             ---------  ---------  ---------  ---------       -------
  Total operating expenses.................................     24,914     19,277     16,004     11,828         3,456
                                                             ---------  ---------  ---------  ---------       -------
  Operating loss...........................................    (24,474)   (19,277)   (16,004)   (11,828)       (3,456)
                                                             ---------  ---------  ---------  ---------       -------
  Other income (expense):
    Investment income, net.................................      3,294      1,287      1,285      1,064           545
    Other expense..........................................        (84)       (34)       (43)       (41)          (19)
                                                             ---------  ---------  ---------  ---------       -------
      Net other income.....................................      3,210      1,253      1,242      1,023           526
                                                             ---------  ---------  ---------  ---------       -------
      Net loss.............................................  $ (21,264) $ (18,024) $ (14,762) $ (10,805)   $   (2,930)
                                                             ---------  ---------  ---------  ---------       -------
                                                             ---------  ---------  ---------  ---------       -------
  Net loss per common share................................     $(1.66)    $(2.20)    $(1.95)    $(1.77)       $(0.87  )
                                                             ---------  ---------  ---------  ---------       -------
                                                             ---------  ---------  ---------  ---------       -------
  Weighted average common shares outstanding...............     12,829      8,210      7,585      6,111         3,367
                                                             ---------  ---------  ---------  ---------       -------
                                                             ---------  ---------  ---------  ---------       -------

                                                                                DECEMBER 31,
                                                    ---------------------------------------------------------------------
                                                                                 1995       1994       1993       1992
                                                         1996         1996     ---------  ---------  ---------  ---------
                                                    --------------  ---------
                                                    AS ADJUSTED(1)   ACTUAL
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and investment
    securities....................................   $    113,819   $  60,688  $  37,447  $  25,994  $  20,421  $  38,458
  Total current assets............................        114,941      61,809     38,884     26,694     20,862     38,559
  Total assets....................................        123,130      69,999     46,963     36,086     30,301     41,992
  Total current liabilities.......................          2,974       2,974      3,453      2,925      1,300      2,686
  Long-term liability.............................             98          98        462     --         --         --
  Total stockholders' equity......................        120,058      66,926     43,048     33,161     29,001     39,306

------------------------

(1) Adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby at the public offering price of $27.00 per share and the application of the estimated net proceeds therefrom (after deducting the underwriting discount and estimated offering expenses payable by the Company). See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Since its incorporation in December 1991, the Company has been engaged in research and development, clinical trials and administrative activities.

    During 1992, the Company focused its efforts primarily on corporate organization, recruiting key scientific and administrative staff, raising capital through private sales of Common Stock and commencing the construction of the Company's laboratory in Seattle, Washington. During 1992, the Company received net proceeds of $42,340,034 from a private offering of Common Stock at $10.00 per share (the "1992 Private Placement").

    In March 1993, the Company completed construction of its laboratory and commenced research and development operations. By the end of 1993, the Company had recruited scientific research staff and had entered into a research collaboration agreement with the Public Health Research Institute of New York for the diagnosis and treatment of tuberculosis, a licensing agreement with Kaneka for development of PA-1648 and a licensing and development agreement with Baxter Healthcare Corporation for a monoclonal antibody targeted against pseudomonal bacteria.

    During 1994, the Company received net proceeds of $19,095,384 from a private offering of Common Stock at $12.00 per share (the "1994 Private Placement"). During 1994, the Company entered into a license agreement with the Cystic Fibrosis Foundation and Children's Hospital and Medical Center in Seattle to obtain worldwide, exclusive rights to patents, research and technology relating to the use of an aerosolized tobramycin solution or any other aerosolized aminoglycoside solution for the treatment of bronchopulmonary infections.

    During 1995, the Company commenced its Phase III clinical trials of TOBI in cystic fibrosis patients and Phase I clinical trials of PA-1648. In November 1995, the Company completed an initial public offering of 3,000,000 shares of Common Stock at $10.00 per share, resulting in net proceeds to the Company of $27,095,726.

    In April 1996, the Company completed a public offering of 2,875,000 shares of Common Stock at $16.25 per share, resulting in net proceeds to the Company of $43,505,340. In October 1996, the Company completed its Phase III clinical trials of TOBI for the treatment of chronic pseudomonal lung infections in patients with cystic fibrosis, the results of which were announced in January 1997. In addition, in December 1996, the Company completed its Phase I clinical trials of PA-1648.

    The Company has incurred losses since inception and had an accumulated deficit through December 31, 1996 of $67,785,433. Such losses have resulted principally from costs incurred in research and development and clinical trials and from general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue and increase for at least the next year as its research and development, clinical testing and marketing activities expand.

    To date, the Company has not marketed or generated revenues from the commercialization of any of its drug candidates. The Company's current drug candidates, other than TOBI for cystic fibrosis, are not expected to be commercially available for at least several years, and TOBI for cystic fibrosis is not expected to be available commercially until at least 1998, if ever.

    The Company's results may vary significantly from period to period depending on several factors, such as the timing of certain expenses and the progress of the Company's research and development efforts.

RESULTS OF OPERATIONS

    YEARS ENDED DECEMBER 31, 1996 AND 1995

    Revenue from grants and royalties was $439,880 in 1996. The Company did not have any revenue in 1995. Revenues in 1996 represented income received from a two-year competitive grant from the FDA and royalties from sales of a proprietary combinatorial chemistry system invented by the Company.

    Research and development expense increased by $5,004,632 to $20,673,049 in 1996 from $15,668,417 in 1995. This increase was primarily due to increases in clinical development activity. General and administrative expense increased by $632,264 to $4,241,339 in 1996 from $3,609,075 in 1995. Such increase was due primarily to an increase in costs related to operation as a public company, such as personnel, investor relations and insurance. The Company expects total costs and expenses to continue to increase in the future due principally to the advancement of the Company's clinical development programs through various phases of clinical trials and, if successful, the cost of commercializing its first product.

    Investment income, net increased by $2,006,325 to $3,293,782 in 1996 from $1,287,457 in 1995. This increase was due to higher invested balances.

    YEARS ENDED DECEMBER 31, 1995 AND 1994

    Research and development expense increased by $2,879,536 to $15,668,417 in 1995 from $12,788,881 in 1994. This increase was primarily due to increases in clinical development activity. General and administrative expense increased by $394,245 to $3,609,075 in 1995 from $3,214,830 in 1994. Such increase was due primarily to an increase in compensation expense resulting from a new agreement with the Company's former Chairman of the Board, which was partially offset by the reversal in 1995 of a portion of the discretionary bonuses accrued in 1994, but not awarded by the Board in 1995. Excluding these compensation-related items, general and administrative expense would have increased by $196,987 to $3,052,405 in 1995 from $2,855,418 in 1994. The Company expects total costs and expenses to continue to increase in the future due principally to the advancement of the Company's clinical development programs through various phases of clinical trials and, if successful, the cost of commercializing its first product.

    Investment income, net increased marginally to $1,287,457 in 1995 from $1,284,399 in 1994. Decreases in investment income relating to lower invested balances were offset by higher effective interest rates earned on invested funds.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations since inception primarily by the issuance of equity securities with aggregate net proceeds of approximately $135,000,000 and investment income of approximately $7,500,000.

    The Company's combined cash, cash equivalents and investment securities totaled $60,687,796 at December 31, 1996, an increase of $23,240,962 from the balance at December 31, 1995. The primary uses of cash during 1996 were to finance the Company's operations. Until such time as the Company can generate sufficient levels of cash from operations, the Company will have to continue to finance future cash needs through some or all of the sources previously used or through other means. The Company does not expect to generate a positive internal cash flow for at least the next two years due to the expected increase of spending for research and development programs and the expected cost of commercializing its first product. The Company may need to arrange additional financing for the future operation of its business, including the commercialization of its drug candidates currently under development. There can be no assurances that such additional financing can be obtained and, if obtained, at reasonable terms. However, the Company expects that the net proceeds of this offering, together with its available cash, cash equivalents and investment securities and investment income, should be sufficient to meet its operating expenses and capital requirements through at least the next 24 months. See "Risk Factors--Substantial Capital Requirements" and "Use of Proceeds."

    From the Company's inception through December 31, 1996, the Company purchased approximately $13,000,000 of property and equipment. The Company's future capital requirements will depend on many factors, including the progress of its research and development programs; the progress of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in the Company's existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish; the development of commercialization activities and arrangements; and the purchase of additional facilities and capital equipment.

    The Company plans to continue its policy of investing excess funds in government securities and investment grade, interest-bearing securities, primarily with expected maturities of one-and-one-half years or less. The Company does not invest in derivative financial instruments, as defined by SFAS 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS.

    At December 31, 1996, the Company had tax net operating loss carryforwards of approximately $65,175,000 and research tax credits of approximately $747,000, which will begin to expire in the year 2007. In conjunction with this offering, the Company does not anticipate a change in ownership under Section 382 of the Internal Revenue Code of 1986, as amended, that would result in limitations on the use of the tax net operating losses, or tax credits. However, there can be no assurance that future issuances of the Company's securities will not trigger limitations under Section 382.

                                    BUSINESS

SUMMARY

    PathoGenesis develops novel drugs to treat serious, chronic human infectious diseases where there is a significant need for improved therapy. The Company's lead drug candidate, TOBI-TM- (tobramycin for inhalation), is a stable, premixed, proprietary formulation of the antibiotic tobramycin for delivery by inhalation using a nebulizer. In January 1997, PathoGenesis announced results from its two pivotal Phase III clinical trials of TOBI for treatment of chronic PSEUDOMONAS AERUGINOSA lung infections in people with cystic fibrosis. The Company intends to file an NDA for TOBI in cystic fibrosis patients with the FDA in the second quarter of 1997. The FDA has agreed to an expedited review of such NDA, which may accelerate the application review process. Based on the potential efficacy of delivering a high concentration of tobramycin directly to the site of infection in the lungs, the Company also intends to commence Phase II clinical trials of TOBI in patients suffering from bronchiectasis (a form of severe chronic bronchitis) and tuberculosis during 1997. The Company's second drug candidate, PA-1648, a derivative of the antibiotic rifampin, is being developed for the treatment of tuberculosis. The Company intends to commence Phase II clinical trials of PA-1648 in tuberculosis patients during 1997. The Company is also developing PA-824, a proprietary antibiotic, to treat tuberculosis.

    While the Company currently intends to file an NDA for TOBI in cystic fibrosis patients in the second quarter of 1997 and the FDA has agreed to an expedited review of such NDA, there can be no assurance as to the timing of such filing or the outcome or timing of the FDA's review of such filing. Additionally, there can be no assurance that TOBI, if approved by the FDA, will achieve market acceptance. Furthermore, no assurance can be given that the results of any of the anticipated additional clinical trials to be conducted by the Company will be consistent with results obtained in the clinical trials for TOBI in cystic fibrosis patients or that such trials will be completed within anticipated time frames, if at all.

PRODUCTS UNDER DEVELOPMENT

    The following table summarizes the indication, development status, estimated length of therapy and approximate number of U.S. patients for the drug candidates under development by the Company.

                                                                                  APPROXIMATE
                                                                                  NUMBER OF
                          DRUG                                 ESTIMATED          U.S.
INDICATION                CANDIDATE  DEVELOPMENT STATUS*       LENGTH OF THERAPY  PATIENTS
------------------------  ---------  ------------------------  -----------------  ---------
Cystic fibrosis lung      TOBI       Phase III clinical        10-15 years        30,000
  infections............             trials completed;
                                     intended NDA filing in
                                     second quarter of 1997

Bronchiectasis (a form    TOBI       Phase II clinical trials  5-10 years         100,000
  of severe chronic                  intended to commence in
  bronchitis)...........             1997

Tuberculosis (adjunct     TOBI       Phase II clinical trials  Less than 1 month  25,000
  therapy for patients               intended to commence in
  with contagious                    1997
  pulmonary
  tuberculosis).........

Tuberculosis............  PA-1648    Phase II clinical trials  4-6 months         25,000
                                     intended to commence in
                                     1997

Tuberculosis............  PA-824     Preclinical development   4-6 months         25,000

 -------------------------------

 * See "Business--Government Regulation and Product Testing" for a description of the various phases of clinical testing.

TOBI FOR CYSTIC FIBROSIS LUNG INFECTIONS

    TOBI is a stable, premixed, proprietary formulation of the antibiotic tobramycin for delivery by inhalation. Intravenous tobramycin has been approved for marketing for over 20 years. Tobramycin is a member of an antibiotic complex called nebramycin, a fermentation product which was isolated in 1967 from STREPTOMYCES TENEBRARIUS by scientists at Eli Lilly and Company. This fermentation product was designated tobramycin, a water-soluble compound belonging to the group of antibiotics called aminoglycosides. Like other aminoglycosides, tobramycin inhibits bacterial protein synthesis and is most active against gram-negative bacteria.

    The Company is initially seeking to develop TOBI for the treatment of chronic pseudomonal lung infections in cystic fibrosis patients. The Company also intends to develop TOBI as a primary therapy for bronchiectasis, a form of severe chronic bronchitis, and as an adjunct therapy for tuberculosis.

    CYSTIC FIBROSIS

    Cystic fibrosis is a genetic disease that occurs in one out of every 3,000 births in the United States and Europe. The genetic defect results in the accumulation of thick, tenacious mucus in the lungs. Early in life, cystic fibrosis patients typically have bacterial infections comparable to other children. While the majority of these infections are treated effectively in these patients, the accumulation of mucus in the lungs usually leads to life-long infections predominantly with a bacterium known as PSEUDOMONAS AERUGINOSA (P. AERUGINOSA).

    Once established, persistent pseudomonal infection becomes the predominant factor in the progression of the lung disease. The persistent local infection causes a strong inflammatory response in the patient resulting in progressive destruction of lung tissue. In addition, periodic flare-ups of pseudomonal infection cause life-threatening episodes and hospitalization. Over a period of decades, the persistent infection and acute flare-ups lead to death, occurring at an average age of 30 years. Treatment of pseudomonal infection using TOBI would be expected to begin at the first detection of pseudomonal bacteria and then to continue throughout the patient's lifetime.

    For over 20 years, intravenous delivery of tobramycin for short periods (typically 10-14 days) has been available to treat acute flare-ups of pseudomonal infection common in patients with cystic fibrosis. Compared to other aminoglycosides, tobramycin is more active against P. AERUGINOSA by at least two- to four-fold and is generally less toxic. However, high doses of intravenous tobramycin are required in the blood, which increases the risk of adverse side effects such as significant kidney damage and hearing loss. Furthermore, P. AERUGINOSA is rarely permanently eradicated following therapy for acute flare-ups. Thus, cystic fibrosis patients are subjected to frequent periods of hospitalization for intravenous therapy with tobramycin. As the cumulative systemic exposure increases, so does the risk of potential adverse side effects. Intravenous therapy also increases the hardship on the patient because it normally requires hospitalization, which increases treatment costs, exposes the patient to potential hospital-acquired infections and disrupts education and family life.

    The Company believes that inhalation of TOBI will prove to be superior to intravenous tobramycin therapy for cystic fibrosis patients, since on average 100-fold greater concentrations of the antibiotic can be delivered to the actual site of infection by directly depositing the antibiotic on the airway lining. The Company believes that such concentrations of TOBI should suppress the growth of P. AERUGINOSA in the lungs of cystic fibrosis patients. Aerosol delivery should also reduce the risk of toxicity because the airway lining restricts the absorption of tobramycin into the bloodstream, thereby preventing tobramycin from reaching toxic systemic levels. Thus, the improved safety profile of tobramycin by inhalation may allow long-term therapy. See "Business--PathoGenesis' Development of TOBI for Cystic Fibrosis."

    The Company believes that the market opportunity for TOBI as a treatment for chronic pseudomonal lung infections in cystic fibrosis patients is significant and growing. There are approximately 30,000 cystic fibrosis patients in the United States, according to the Cystic Fibrosis Foundation, and a comparable number in Europe. Pseudomonal bacteria infect the lungs of approximately 60% of all patients with the disease, according to data gathered during 1995 by the Cystic Fibrosis Foundation. Infection with pseudomonal bacteria occurs increasingly as the patient ages, resulting in over 70% of cystic fibrosis patients above the age of 15 being infected.

    HISTORICAL DEVELOPMENT OF INHALED TOBRAMYCIN FOR CYSTIC FIBROSIS

    Inhaled tobramycin has been used experimentally by various clinical investigators and physicians to treat pseudomonal infection in cystic fibrosis patients for approximately 20 years. Various solutions of tobramycin for inhalation have been formulated by pharmacists and physicians from commercially available sources; however, the use of these formulations for inhalation has not been approved by the FDA. Because physicians using inhaled tobramycin used different formulations and reported conflicting results, the Cystic Fibrosis Foundation financed a long-term program to develop a more complete understanding of aerosol administration. In conjunction with this program, investigators at Children's Hospital and Medical Center in Seattle found that not all nebulizers (devices used to produce the aerosol) studied delivered the tobramycin to the affected area of the lung. In addition, the doses used were frequently insufficient. Higher doses are required in inhaled therapy than in intravenous therapy, since inhaled therapy has to pass through the sputum (phlegm), which partially binds and inactivates tobramycin. In a series of Phase I and Phase II trials between 1983 and 1988, the Children's Hospital investigators arrived at a safe and potentially therapeutic dosage, solution and nebulizer combination. Subsequently, the investigators tested their method in a multi-center randomized controlled trial. The results of this study were published in the NEW ENGLAND JOURNAL OF MEDICINE ("NEJM") in June 1993. The study population consisted of 71 clinically stable cystic fibrosis patients who had persistent infection with P. AERUGINOSA in their lung air passages. The study design was a cross-over, with half the patients starting on inhaled tobramycin and the other half on a placebo aerosol. After one month the groups were switched and the study continued for an additional two months.

    The goals of the multi-center study were to show that inhaled tobramycin reduces pseudomonal bacteria in the lungs of cystic fibrosis patients, mitigates the inflammatory response to the bacteria (the cause of progressive lung destruction), improves lung function and demonstrates safety. The study was successful in all four areas. While on inhaled tobramycin therapy, patients maintained on average a 100-fold decrease in their pseudomonal bacteria counts. One month after the cessation of treatment with inhaled tobramycin, the levels of bacteria returned to the baseline prior to treatment. Inflammation, the cause of progressive lung destruction in cystic fibrosis patients, was diminished during therapy. This was measured by the white blood cell count that dropped on average 15% during treatment. After one month, lung function compared to placebo was on average 10% better in the inhaled tobramycin-treated group. Toxicities associated with intravenous administration of tobramycin, such as significant kidney damage or hearing loss, were not found.

    The Company believes that these study results indicate that tobramycin for inhalation could represent a significant advance in the care of patients with cystic fibrosis. A cystic fibrosis patient's pulmonary function on average declines two to three percent per year with the median age of death currently at 30 years. Thus, a 10% improvement in lung function typically represents a return to what a cystic fibrosis patient's lung function was three to four years earlier. In addition, since physical activity is largely determined by level of lung function, exercise tolerance could improve in patients.

    One concern with long-term administration of any antibiotic is the emergence of drug-resistant bacteria. However, intravenous tobramycin therapy for acute flare-ups of pseudomonal infection in cystic fibrosis patients is usually efficacious even though resistant pseudomonal bacteria are frequently found. The Company does not believe that resistant pseudomonal bacteria will significantly limit the potential efficacy of TOBI for cystic fibrosis patients because on average 100-fold greater concentrations of tobramycin can be delivered by inhalation to affected areas of the lung, while limiting the concentration of the antibiotic in the bloodstream.

    The Company obtained exclusive worldwide licenses from each of the Cystic Fibrosis Foundation and Children's Hospital and Medical Center in Seattle for patents, research and technology relating to the use of an aerosol tobramycin solution or any other aerosol aminoglycoside solution for the treatment of bronchopulmonary infections. See "Business--Licenses and Other Agreements." The Company will submit the clinical data from the Cystic Fibrosis Foundation-sponsored study in support of its anticipated NDA for TOBI for cystic fibrosis.

    PATHOGENESIS' DEVELOPMENT OF TOBI FOR CYSTIC FIBROSIS

    In order to provide a more economical and convenient form of therapy, the Company developed a number of modifications to the initial treatment protocol published in the NEJM, including a new concentrated, preservative-free formulation of tobramycin solution for inhalation in jet nebulizers. The Company has also developed an easy-to-use, disposable plastic vial that contains premixed tobramycin solution. These improvements have resulted in a substantial reduction of set-up and treatment time. The new hand-held jet nebulizers are commercially available, are powered by a portable air compressor, and are convenient to use and to clean. In March 1996, the Company was awarded a competitive $470,000 grant by the FDA Office of Orphan Products Development to support its Phase III clinical trials of TOBI for the treatment of chronic lung infections in cystic fibrosis patients.

    In January 1997, PathoGenesis announced results from its two pivotal double-blind, placebo-controlled Phase III clinical trials of TOBI in patients with cystic fibrosis. A total of 468 patients in 69 cystic fibrosis care centers in the United States completed the trials. Treatment with the drug or a placebo was intermittent for six months, with patients on aerosolized treatment twice daily for four weeks, then off therapy for four weeks. During the trials, patients continued to be treated with standard therapies as symptoms warranted.

    TOBI improved lung function, the primary end point of the study, in the two pivotal trials, resulting in an improvement of more than 11% compared with placebo by the end of the six-month study period. In addition, the mean number of hospitalization days (the secondary end point) across both studies declined 36% to 5.2 days for the TOBI group versus 8.2 days for the placebo group. Observed bacterial counts in the sputum of patients taking TOBI declined, while observed bacterial counts increased in the placebo group. Over the six-month study period, the difference in observed bacterial density between the two groups was 10-fold. The foregoing data were statistically significant when analyzed on an "intent to treat" basis.

    Reported adverse events were comparable between the groups taking TOBI and the placebo. In TOBI patients, the presence of pseudomonal bacteria potentially resistant to levels of tobramycin in the lungs achieved by aerosol administration was low: 4.0% at the beginning and 5.4% at the end of the trials.

    All patients who completed the Phase III clinical trials were eligible for a follow-on program, allowing them to receive TOBI treatment for another 12-month period. More than 85% of the patients chose to participate. This program is designed to allow PathoGenesis to gather longer-term safety and efficacy data, and will be part of the NDA for TOBI for cystic fibrosis that the Company intends to file with the FDA. PathoGenesis also completed a long-term (180-day) animal toxicology study in 1996, which showed no safety problems at clinically relevant doses.

    The Company intends to file an NDA for TOBI in cystic fibrosis patients with the FDA in the second quarter of 1997. In February 1997, the FDA notified the Company that it has agreed to an expedited review of the Company's anticipated NDA for TOBI for cystic fibrosis. The FDA has agreed that in order to facilitate an expedited review, the Company may pre-submit chemistry, stability and other non-clinical data as addenda to its previously filed IND application. See "Business--Government Regulation and Product Testing."

    The Company is currently working with a nine-member advisory board comprised of European clinicians to initiate open-label clinical trials of TOBI for cystic fibrosis in 1997. The studies will be conducted in several European countries to seek to validate TOBI's safety and efficacy given the differences in standard therapy between the United States and Europe. For example, the trials would evaluate nebulizers commonly in use in Europe, but not in use in the United States. PathoGenesis expects to use this data to supplement its U.S. data on TOBI in filings with European regulatory authorities in 1998.

    There can be no assurances that the Company's planned drug development efforts for TOBI, or any other compound, will be successful or completed within anticipated time frames, or at all, or that regulatory approvals will be obtained. See "Risk Factors--Dependence on TOBI," "Risk Factors-- Absence of Products," "Risk Factors--Uncertainties Regarding Development of Drug Candidates; Clinical Trials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

    ORPHAN DRUG DESIGNATION; PATENT FILINGS

    In October 1994, the Company received an Orphan Drug designation from the FDA for the use of tobramycin for inhalation in the treatment of pseudomonal pulmonary infections in cystic fibrosis patients. The Orphan Drug designation would provide the Company with a seven-year marketing exclusivity in the United States if the Company is the first FDA-approved applicant for the drug in the specified indication. While the Company is not aware of any other companies that have sought an Orphan Drug designation for tobramycin for inhalation for this indication, there can be no assurance that other companies will not seek such a designation in the future and obtain FDA marketing approval before the Company obtains such approval. If another company obtains marketing approval for the use of tobramycin for inhalation in the treatment of pseudomonal pulmonary infections in cystic fibrosis patients and receives seven-year marketing exclusivity, the Company would not be permitted by the FDA to market TOBI in the United States during the exclusivity period. In addition, in April 1996, the Company received a United States patent on the TOBI formulation and has filed patent applications in major foreign markets. See "Risk Factors-- Uncertain Ability to Protect Patents and Proprietary Technology and Information" and "Risk Factors-- Uncertainty of Orphan Drug Status."

TOBI FOR BRONCHIECTASIS

    Bronchiectasis is a lung disease in which previous bouts of viral or bacterial infection have damaged the air passages and compromised the lungs' normal defenses against airway infection. In bronchiectasis, persistent bacterial infection is present in air passages of the lungs and causes inflammation, which leads to progressive lung damage. The late-stage clinical manifestations are similar to cystic fibrosis lung disease, except the age group is usually older (in the age range of 50 to 70 years). There are approximately 100,000 people afflicted with bronchiectasis in the United States. These patients are often diagnosed as having a form of severe chronic bronchitis and require a significant number of hospitalizations to treat complications of the condition.

    Due to certain clinical similarities between cystic fibrosis and bronchiectasis, the Company believes TOBI should suppress bacterial growth in the lungs of bronchiectasis patients and thereby decrease inflammation and progressive lung damage. The Company intends to commence Phase II clinical trials of TOBI for bronchiectasis in 1997. The Company has prepared protocols and selected clinical investigators for the proposed trials. The Company intends to commence these trials upon receipt of all applicable regulatory and independent institutional review board ("IRB") approvals. There can be no assurance, however, that the Company will be successful in its efforts to develop TOBI for this indication, or, that the Company's Phase II clinical trials will be commenced or completed within the anticipated time frames, if at all. See "Risk Factors--Absence of Products," "Risk Factors--Uncertainties Regarding Development of Drug Candidates; Clinical Trials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

TUBERCULOSIS DRUG DEVELOPMENT PROGRAM

    For the past 25 years, there has been limited development of drugs to treat tuberculosis, which ranks as one of the most serious infectious diseases worldwide because of its highly contagious nature, worldwide prevalence and increasing levels of drug resistance. For these reasons, as well as its experience in respiratory infections, PathoGenesis has identified tuberculosis as a target for three drug candidates: TOBI, PA-1648 and PA-824.

    The goal of PathoGenesis' tuberculosis drug development program is to develop drug candidates that can provide significant benefit to tuberculosis patients, either as an adjunct (supplemental) therapy or as a replacement for one of the four drugs in the current standard primary regimen of therapy (isoniazid, rifampin, ethambutol and pyrazinamide). For example, the Company intends to research whether TOBI can shorten the contagious period, reducing the risk that tuberculosis patients might infect family members or medical personnel. The Company believes PA-1648 may be a candidate to replace rifampin and may require less frequent dosing. Additionally, in preclinical development, PA-824 has shown action against multi-drug-resistant strains of tuberculosis and may be a candidate to replace or supplement isoniazid.

    TUBERCULOSIS

    A century after the discovery of MYCOBACTERIUM TUBERCULOSIS (M. TUBERCULOSIS), the bacterium causing tuberculosis, this disease continues to be one of the most serious infectious diseases outside of developed countries, with over one billion people infected worldwide. The vast majority of these infections are latent (inactive) cases, which may typically exist for decades prior to activation and manifestation of lung disease. The worldwide infection rate results in approximately eight million active tuberculosis cases annually and over two million deaths per year.

    In the United States, an average of 25,000 new cases of active tuberculosis has been reported annually for the past five years. Active cases are increasing due to the susceptibility of AIDS patients, who have a shortened or non-existent latent phase, and to increased immigration from developing countries that have a high prevalence of latent infection. The Centers for Disease Control and Prevention ("CDC") estimate that over 10 million people in the United States have latent infections.

    Initial exposure to M. TUBERCULOSIS from an active case results in a latent infection of the lung, which can usually be diagnosed using a tuberculosis skin test. After a latent phase ranging from months to decades, the bacteria may resume active growth. If untreated, the patient then typically develops progressive tuberculosis pneumonia with loss of lung function, severe weight loss and eventual death. Patients with active tuberculosis are extremely infectious. Those in close contact with such patients are at risk of becoming infected by exposure to airborne droplets produced from coughing. The most effective way to control the spread of tuberculosis is through early identification and thorough treatment of active cases.

    For the past 25 years, there has been limited development of anti-tuberculosis drugs. Patents on all four of the drugs in the current standard regimen of therapy to treat tuberculosis have expired. Currently, active tuberculosis is treated with a regimen of at least three different drugs taken daily for a minimum of six months. Multi-drug therapy is used in order to reduce the emergence of drug-resistant bacteria and shorten the treatment duration. Failure to fully comply with this complicated, long-term therapy can result in relapse. In addition, the therapy can be toxic, often causing side effects including severe gastrointestinal upset and hepatitis. Overall the mortality rate of drug-related adverse effects is approximately one in two thousand. While studies have shown that current therapies are effective if the patient adheres to and completes the treatment course, up to 30% of these patients relapse due to non-compliance.

    Partial or incomplete treatment of active tuberculosis is the primary cause of the development of drug-resistant tuberculosis. Almost 20% of recent active tuberculosis cases in New York City have shown resistance to two or more of the components of the standard regimen of therapy. At present, the pharmaceutical component of tuberculosis therapy is relatively inexpensive. However, a number of cities have instituted, at a very high cost, directly observed therapy programs in which administration of every oral dose is observed by a health care worker. The growth of directly observed treatment procedures, while intended to reduce non-compliance, has greatly increased the overall cost of therapy. Consequently, the Company believes that a significant market opportunity exists for a tuberculosis drug regimen which could decrease the frequency of administration and shorten the course of multi-drug treatment. This could result in improved compliance levels and diminished risk of relapse.

    TOBI FOR TUBERCULOSIS

    The increasing incidence of multi-drug-resistant strains of tuberculosis has compromised the ability of the health care system to treat active cases in order to prevent the transmission of the infection by coughing. In IN VITRO testing, tuberculosis bacteria, including multi-drug-resistant strains, have been killed by high concentrations of TOBI. The Company believes that TOBI therapy may potentially be most useful in patients with multi-drug-resistant tuberculosis who respond slowly to primary therapy and require expensive isolation until they are no longer infectious. Generally, patients are contagious for a period of up to two weeks.

    The Company intends to commence Phase II clinical trials of TOBI in 1997 as an adjunct therapy for patients with contagious pulmonary tuberculosis to shorten the infectious period after systemic anti-tuberculosis therapy has been started. The Company believes that this adjunct therapy may benefit the patient as well as prevent secondary transmission to family members and health care workers.

    In April 1996, the Company filed a provisional patent application with the PTO for use of the TOBI formulation for the treatment of tuberculosis. There can be no assurance that the Company will be successful in its efforts to develop TOBI for this indication, or that the Company's Phase II clinical trials will be commenced or completed within the anticipated time frames, if at all. See "Risk Factors--Absence of Products," "Risk Factors--Uncertainties Regarding Development of Drug Candidates; Clinical Trials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

    PA-1648

    PA-1648 is one of the Company's drug candidates to be included in the standard regimen of therapy for the treatment of tuberculosis. PA-1648 is a novel derivative of the generic drug rifampin, one of the antibiotics in the current standard regimen of therapy used to treat tuberculosis. PA-1648 was synthesized, tested for anti-mycobacterial activity and patented in the United States and major foreign markets by Kaneka under the name KRM-1648. Kaneka has granted exclusive rights to the Company for the development, marketing and sale of PA-1648 in the United States, Canada and Mexico.

    More than 20 peer-reviewed articles have reported the IN VITRO and IN VIVO (animal) efficacy of PA-1648 against both tuberculosis and disseminated MYCOBACTERIUM AVIUM complex (MAC) infections, a tuberculosis-like disease affecting AIDS patients. The Company has also conducted confirmatory IN VITRO and IN VIVO studies. In preclinical studies, PA-1648 has demonstrated several characteristics suggesting that it could be superior to rifampin for use in treating tuberculosis and MAC. In IN VITRO studies, PA-1648 has been shown to be
(i) eight- to 80-fold more potent than rifampin against M. TUBERCULOSIS and MAC;
(ii) active against multiple strains of M. TUBERCULOSIS and MAC; and (iii) potent against other intracellular pathogens, particularly chlamydia. PA-1648 has also shown efficacy in animal models of tuberculosis and disseminated MAC infections that are generally believed to have been predictive of the clinical efficacy of other antibiotics. With the advent of new therapies to treat HIV infections, the incidence of MAC has declined significantly. Because of MAC's declining frequency, the Company has decided to focus on the clinical development of PA-1648 for tuberculosis and to conduct studies of PA-1648 to treat MAC infections at a later date only if the market warrants further development for this indication.

    In December 1996, PathoGenesis completed a series of Phase I clinical trials of PA-1648 in healthy volunteers under an FDA-approved investigational new drug ("IND") application. The Phase I data suggest that PA-1648 has a longer half-life in humans than rifampin. The half-life for rifampin in humans averages two to three hours, while the Company's Phase I results indicate PA-1648 has an average half-life of at least 48 hours. In addition, PathoGenesis' data indicates that the ratio of intracellular drug concentrations to extracellular drug concentrations is much higher for PA-1648 compared with other rifampins. PathoGenesis believes this may allow a 25 mg dose to be taken once a week to treat rifampin-sensitive tuberculosis bacteria. Rifampin is typically dosed at approximately 300 mg once a day.

    PA-1648 and rifampin can produce flu-like symptoms and transient reductions in white blood cell counts in some individuals. The Company believes that lower dosage levels of PA-1648, such as 25 mg or 50 mg once a week, may be efficacious and less likely to produce these side effects.

    Based on its preclinical and human pharmacokinetic data, the Company believes that PA-1648 may be a component of a more efficacious standard regimen of therapy for the treatment of patients suffering from tuberculosis. Medical compliance is a severe problem in the treatment of mycobacterial infection. Failure to comply with or finish the usual six-month course of antibiotics for tuberculosis is the principal reason for both development of drug-resistant strains and relapse, with potential spread of resistant strains to uninfected individuals by coughing. PA-1648 may potentially increase efficacy to allow shorter overall treatment periods and offer a longer half-life so fewer administrations would be needed.

    The Company intends to commence Phase II clinical trials in 1997 for PA-1648 as a component of standard therapy for tuberculosis. The Company has prepared a protocol to commence such trials in a facility in Brazil supervised by a United States university, pending receipt of necessary governmental and IRB approvals. The Company expects to test whether PA-1648 will be safe and effective when taken once a week and if it has the potential to reduce the length of treatment from the standard six months. There can be no assurance that the Company's planned drug development efforts for PA-1648, or any other drug candidate, will be successful or completed within the anticipated time frames, if at all, or that regulatory and IRB approvals will be obtained. See "Risk Factors--Absence of Products," "Risk Factors--Uncertainties Regarding Development of Drug Candidates; Clinical Trials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

    PA-824

    PA-824, the Company's second candidate for primary anti-tuberculosis treatment, is designed to replace or to supplement isoniazid. Isoniazid is currently one of the four components of the standard regimen of therapy to treat tuberculosis. PA-824 was developed by PathoGenesis, possesses a simple chemical structure and is readily prepared in the laboratory. The Company has filed a patent application in the United States and plans to file patent applications in significant foreign markets for PA-824 and a series of related compounds synthesized to date. PA-824 studies show IN VITRO activity against non-drug-resistant and drug-resistant strains of tuberculosis. Furthermore, IN VIVO studies indicate that PA-824 has activity against tuberculosis organisms in the lung and spleen. The Company's IN VITRO studies indicate that PA-824 is killing tuberculosis bacteria by mechanisms that appear to differ from those of the current standard therapies, since PA-824 demonstrates activity on multiple-drug-resistant strains. In addition, a novel formulation for PA-824 was developed by the Company to improve the oral bioavailability of this drug candidate. See "Risk Factors--Absence of Products," "Risk Factors--Uncertainties Regarding Development of Drug Candidates; Clinical Trials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

RESEARCH AND DEVELOPMENT

    PathoGenesis has focused its research and development efforts on drug candidates characterized by potentially unique therapeutic profiles and accelerated development processes. The Company seeks to shorten drug discovery and development processes through the integration of technical programs for drug discovery and development with the Company's clinical and regulatory strategy. The Company's three major technical programs are: (i) a molecular genetics program for the discovery of new approaches to the treatment of pathogens; (ii) a molecular microbiology program that focuses on the discovery of new approaches to the treatment of pathogens and on developing "smart screens" using reporter gene technology to facilitate the testing of drug candidates; and (iii) a pharmaceutical chemistry program that uses combinatorial chemistry to create new drug candidates. PathoGenesis also has internal capabilities in microbiology, analytical chemistry and pharmacokinetics to support drug development. The Company involves its clinical and regulatory personnel in the early stages of the drug discovery and development processes to select drug candidates which the Company believes can be developed on an accelerated basis due to their significant interest to both physicians and regulators and outcomes that can be readily measured in clinical trials. The Company intends to focus on developing those drug candidates it believes it can best exploit through its own resources. In other instances, the Company intends to sell, license, joint venture or otherwise collaborate where such an approach is determined to be preferable.

MANUFACTURING

    The Company does not currently intend to establish internal manufacturing capabilities. Instead, the Company has contracted and intends to contract with third parties for the production of compounds in bulk quantities and for the subsequent manufacturing and packaging of products. The Company has an agreement with an FDA-inspected supplier of bulk powdered tobramycin and also purchases bulk powdered tobramycin from another FDA-inspected supplier. The Company has used an FDA-inspected manufacturer to formulate and package TOBI utilizing a form-fill-seal technology to manufacture and fill a plastic vial in a sterile environment. The resulting vials have a snap-top access port for delivering TOBI directly into a jet nebulizer. Another contract manufacturer has been used to package the plastic vials in aluminum foil pouches. No assurance can be made that the Company will be able to obtain future supplies of TOBI on favorable terms, if and when it receives marketing approval from the FDA.

    The Company intends to designate the Pari LC Plus Nebulizer, manufactured and distributed in the United States by Pari Corporation of Germany, to deliver TOBI. The Company intends to test other nebulizers for use with TOBI.

    The Company obtains bulk powdered PA-1648 from Kaneka. Pursuant to the Company's license and supply agreements with Kaneka, Kaneka is supplying the Company with PA-1648 for clinical development at no additional charge. The powdered drug is then formulated into single dose capsules at a contract manufacturer. In addition, the Company and Kaneka are parties to a supply agreement pursuant to which Kaneka is obligated to supply, and the Company is obligated to purchase at specified prices, all bulk powdered drug if and when the Company receives marketing approval of PA-1648 from the FDA. Such obligations will remain for the duration of the license agreement. The Company believes that it has obtained a sufficient supply of PA-1648 to complete Phase II clinical testing. However, Kaneka is currently the only known manufacturer of the bulk powdered drug. Should Kaneka be unable to satisfy the Company's needs, the Company has the right to seek alternative supply sources. There can be no assurance that the Company will be able to obtain sufficient quantities of PA-1648 to satisfy its needs.

    All contractors utilized by the Company have FDA-inspected facilities that operate under cGMP. In the event the Company decides to establish a manufacturing facility, the Company will require substantial additional funds, will be required to hire and train significant additional personnel and comply with the extensive cGMP regulations applicable to such a facility. See "Risk Factors--Limited Manufacturing Capabilities; Dependence on Suppliers" and "Business--Government Regulation and Product Testing."

MARKETING

    The Company currently has limited internal marketing and no sales resources and personnel. The Company intends to market TOBI for cystic fibrosis directly to physicians, hospitals and cystic fibrosis treatment centers. Cystic fibrosis represents a niche market, involving a small group of physicians or treating institutions both in the United States and abroad. Currently, more than 65% of cystic fibrosis patients in the United States are treated by institutions or physicians associated with the 113 cystic fibrosis care centers sponsored by the Cystic Fibrosis Foundation. Of those 113 cystic fibrosis centers, 69 centers participated in the Company's Phase III clinical trials for TOBI. Consequently, the Company intends to hire a sales force of 15 to 20 persons and believes that this sales force will provide sufficient coverage for the United States. The Company intends to take a similar approach with respect to marketing PA-1648 and subsequent product candidates.

    In addition, PathoGenesis intends to establish a European office in 1997 as part of the process of registering TOBI for cystic fibrosis in the European Union. PathoGenesis expects to file for approval of TOBI for cystic fibrosis with European regulatory authorities in 1998, and, if and when it obtains such approval, to market TOBI for cystic fibrosis directly in major European countries. However, there can be no assurances that the Company's planned drug development efforts for TOBI for cystic fibrosis, or any other compound, will be successful or completed within anticipated time frames, or at all, or that regulatory approvals will be obtained.

LICENSES AND OTHER AGREEMENTS

    The Company has entered into several key license agreements and research collaboration arrangements. In addition to those mentioned below, the Company is pursuing additional licensing agreements and collaborations.

    PathoGenesis has licensed from the Cystic Fibrosis Foundation and Children's Hospital and Medical Center in Seattle exclusive worldwide rights to patents, research and technology relating to the use of an aerosolized tobramycin solution or any other aerosolized aminoglycoside solution for the treatment of bronchopulmonary infections. The Company has agreed under each of these licensing agreements to make a substantial one-time payment to each licensor in the event the Company receives marketing approval of TOBI or any other aerosolized aminoglycoside from the FDA and to pay a royalty based on net sales. The term of each licensing agreement continues until the expiration of any patent rights under the license and may be terminated earlier upon a material breach by either party.

    The Company has licensed from Kaneka exclusive rights for the United States, Canada and Mexico to develop, market and sell PA-1648 for use in the treatment of tuberculosis, MAC and other infections. Pursuant to the license agreement, the Company is responsible for the clinical development, regulatory affairs, marketing and sales of PA-1648. The Company has agreed to pay Kaneka certain clinical and regulatory milestone payments of substantial amounts. In addition, the Company has agreed to pay Kaneka a royalty based upon net sales for 15 years from the date of commercial production of PA-1648. After such 15-year period, the license is fully paid and remains in effect as a non-exclusive license. Kaneka has the option to convert this license to a non-exclusive license should the Company fail to achieve certain milestones. In addition, the license may terminate should the Company fail to achieve certain other milestones. As partial consideration for this license, the Company paid $500,000 in cash and issued 50,000 shares of Common Stock to Kaneka. In addition, in lieu of a cash milestone payment, the Company issued Kaneka an additional 50,000 shares of Common Stock in March 1995. Pursuant to a related supply agreement between the Company and Kaneka, Kaneka is responsible for manufacturing the bulk powdered PA-1648 in Japan for final dosage form preparation in the United States. To date, the Company believes that Kaneka has supplied sufficient quantities of PA-1648 to enable the Company to complete Phase II clinical testing. See "Business--Manufacturing."

    PathoGenesis is engaged in research and development collaborations and licensing arrangements with various academic institutions and government and commercial research groups. The Company has exclusive, worldwide license rights from Cold Spring Harbor Laboratory for the use of RDA to discover pathogens in infectious diseases. This license extends until the expiration of the patent covered by the license. However, the license becomes non-exclusive commencing in May 1997. The Company also intends to enter into a contract with the Cystic Fibrosis Foundation and the University of Washington to sequence the P. AERUGINOSA genome (DNA or genetic code) to assist in the drug discovery process.

    In general, the Company's research and development agreements and licensing arrangements with academic institutions and government research groups provide for sponsorship of research and development by the Company in exchange for exclusive, royalty-bearing licenses or rights of first refusal during the course of the sponsored research. In general, the license agreements grant the Company exclusive licenses in exchange for varying combinations of license fees, milestone payments, royalties and minimum royalties. In addition, the license agreements typically place commercialization obligations on the Company which, if not satisfied, may result in the licensor having the right to render the license non-exclusive or to terminate the agreement. Typically, the agreements are terminable by either party for breach. See "Risk Factors-- Dependence on Licenses; Potential Need for Additional Partners or Collaborators."

    In May 1996, PathoGenesis entered into a license and distribution agreement with Bohdan Automation, Inc. Under this agreement, Bohdan manufactures and sells the Rapid Analog Matrix ("RAM") Synthesizer, a proprietary combinatorial chemistry system invented by Company scientists. Bohdan is obligated to pay the Company royalties based on its sales, if any, of RAM Synthesizers.

PATENTS

    The Company's success will depend in part on its ability to develop patentable products and technologies and obtain patent protections for its products and technologies both in the United States and other countries. PathoGenesis generally applies for patents for its proprietary compounds, formulations or technologies.

    In April 1996, the Company obtained a formulation patent for TOBI in the United States. A corresponding international patent application was filed in 1995 under the Patent Cooperation Treaty designating Europe, Canada, Japan and other countries.

    The Company is the exclusive licensee in the United States, Canada and Mexico of rights under three issued patents relating to PA-1648. The Company has been issued three United States patents and has 13 patent applications pending that cover several different compounds. The Company has also filed patent applications with respect to several product candidates in many other countries, including Europe and Canada.

    There can be no assurance that any of the Company's pending patent applications will result in the issuance of patents or that competitors will not successfully challenge the Company's patents, if issued, or circumvent the Company's patent position. The failure of patents to issue on pending applications could result in increased competition.

    The patent positions of companies in the pharmaceutical industry are highly uncertain, involve complex legal and factual questions and have been and continue to be the subject of much litigation. A significant number of patents have been applied for by and issued to other companies in PathoGenesis' industry, and other companies may have filed applications for, may have been issued patents or may obtain, additional patents and proprietary rights relating to products competitive with those of the Company.

    In addition, the Company's drug candidates may give rise to claims that they infringe on the products or proprietary rights of others. There can be no assurance that any license required under any such patents or rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it may encounter delays in product market introductions while it attempts to design around such patents, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. The Company could also incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. See "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information."

GOVERNMENT REGULATION AND PRODUCT TESTING

    Regulation by governmental authorities in the United States and foreign countries is a significant factor in the Company's ongoing research and product development activities and in the manufacturing and marketing of the Company's drug candidates. Virtually all the Company's products will require regulatory approval by governmental agencies, principally the FDA, prior to commercialization. In particular, therapeutic products for human use are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal statutes and regulations require the expenditure of substantial resources. Any failure by the Company or its collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of products then being developed by the Company and its ability to receive product or royalty revenues. In addition, noncompliance with applicable regulatory requirements can result in, among other things, fines, injunctions, seizures of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

    Upon approval in the United States, a drug may only be marketed for the approved indications in the approved dosage forms and dosages. The FDA also may require post-marketing testing and surveillance to monitor safety and efficacy history of the approved product and continued compliance with regulatory requirements. The FDA also mandates that drugs be manufactured in conformity with cGMP regulations. In complying with the cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that the product meets applicable specifications and other requirements. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply subjects the manufacturer to possible FDA action, such as suspension of manufacturing, seizure of the product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

    FULL CLINICAL TESTING REQUIREMENTS

    The steps required before a new drug may be commercially distributed in the United States, include: (i) conducting appropriate preclinical laboratory and animal tests; (ii) submitting to the FDA an application for an IND which must be approved before clinical trials may commence; (iii) conducting controlled human clinical trials that establish the safety and efficacy of the drug product; (iv) filing with the FDA an NDA; and (v) obtaining FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with cGMP requirements and be subject to inspection by the FDA. Foreign manufacturing establishments distributing drugs in the United States also must comply with cGMP requirements and list their products and are subject to periodic inspection by the FDA.

    With respect to any non-biological drug product with an active ingredient not previously approved by the FDA, a prospective manufacturer must usually submit a full NDA, including complete reports of preclinical, clinical and laboratory studies, to prove that the product is safe and effective. A full NDA may also need to be submitted for a drug product with a previously approved active ingredient if studies are required to demonstrate safety and efficacy, such as when the drug will be used to treat an indication for which the drug was not previously approved, or where the method of drug delivery is changed. A manufacturer intending to conduct clinical trials will usually first be required to submit an IND to the FDA containing information relating to previously conducted preclinical studies.

    Preclinical testing includes formulation development, laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product formulation. Preclinical trials usually must be conducted in accordance with the FDA regulations concerning Good Laboratory Practices ("GLPs"). The results of the preclinical trials are submitted to the FDA as part of the IND and are reviewed by the FDA prior to authorizing the sponsor to conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization to commence clinical trials or that authorization of one phase of clinical trials will result in authorization of other phases or that the performance of any clinical trials will result in FDA approval. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approvals."

    Clinical trials for newly marketed drugs typically are conducted in three phases and are subject to detailed protocols. Clinical trials involve the administration of the investigational drug product to human subjects. Each protocol indicating how the clinical trial will be conducted must be submitted for review to the FDA. The FDA's review of a study protocol does not necessarily mean that, if the study is successful, it will constitute proof of efficacy or safety. Further, each clinical trial must be conducted under the auspices of an IRB, which must be constituted and operated in conformance with FDA regulations. The IRB considers, among other factors, ethical concerns and informed consent requirements. The FDA or the IRB may require changes in a protocol both prior to and after the commencement of a trial. There is no assurance that the IRB or the FDA will permit a study to go forward or, once started, to be completed. Clinical trials may be placed on hold at any time for a variety of reasons, particularly if safety concerns exist.

    The three phases of clinical trials are generally conducted sequentially, but they may overlap. In Phase I, the initial introduction of the drug into humans, the drug is tested for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. Phase II involves controlled tests in a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase II testing for an indication typically takes from one-and-one-half to two-and-one-half years to complete. If preliminary evidence suggesting effectiveness has been obtained during Phase II evaluations, expanded Phase III trials are undertaken to gather additional information about effectiveness and safety that is needed to evaluate the overall risk-benefit relationship of the drug and to provide an adequate basis for product labeling. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's drug candidates.

    Reports of results of the preclinical trials and clinical trials for non-biological drugs are submitted to the FDA in the form of an NDA for approval of marketing and commercial shipment. The NDA also includes information pertaining to the preparation of drug substances, analytical methods, drug product formulation, details on the manufacture of finished product and proposed product packaging and labeling. Submission of an NDA does not assure FDA approval for marketing. The application review process generally takes two to three years to complete, although reviews of treatments for AIDS, cancer and other serious diseases may be accelerated. The FDA may grant expedited review to new drug applications for therapies intended to treat people with life-threatening and severely debilitating illnesses, especially where no satisfactory alternative therapy exists. The granting of an expedited review may accelerate the application review process; however, there can be no assurance that any approval will be granted on a timely basis, or at all. The approval process may take substantially longer if, among other things, the FDA has questions or concerns about the safety and/or efficacy of a product.

    In general, the FDA requires at least two properly conducted, adequate and well-controlled clinical trials demonstrating efficacy with sufficient levels of statistical assurance. The FDA also may request long-term toxicity studies or other studies relating to product safety or efficacy. For example, the FDA may require additional clinical tests following NDA approval to confirm product safety and efficacy (Phase IV clinical tests). Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. The full NDA process for newly marketed non-biological drugs takes a number of years and involves the expenditure of substantial resources.

    The FDA has issued regulations to expedite the review of new non-biological drug products for life-threatening or severely-debilitating illnesses that provide meaningful therapeutic benefit to patients over existing treatments (e.g., the ability to treat patients unresponsive to, or intolerant of, available therapy, or improved patient response over available therapy). Under the expedited review program, the FDA has established procedures designed to expedite the development, evaluation and marketing of therapies intended to treat persons with life-threatening and severely-debilitating illnesses, especially when no satisfactory alternative therapy exists. The term "life-threatening" is defined by the FDA to mean: (1) diseases or conditions where the likelihood of death is high unless the course of the disease is interrupted;

and (2) diseases or conditions with potentially fatal outcomes, where the endpoint of clinical trial analysis is survival. "Severely-debilitating" is defined by the FDA to mean diseases or conditions that cause major irreversible morbidity. As a condition of approval, the FDA may require the sponsor to conduct certain post-marketing studies to delineate additional information about the drug's risks, benefits and optimal use. The Company has been notified by the FDA that the Company's NDA for the use of TOBI to treat pseudomonal pulmonary infections in patients with cystic fibrosis will receive expedited review. However, there can be no assurance as to the timing of such NDA filing or the outcome or timing of the FDA's review of such filing.

    Treatment of patients with an experimental drug not in clinical trials may also be allowed under a Treatment IND before general marketing begins and pending FDA approval. Charging for an investigational drug also may be allowed under a Treatment IND to recover certain costs of development if various requirements are met. These expedited review and Treatment IND regulations are limited, for example, to drug products intended to treat AIDS, cancer or other life-threatening or severely-debilitating diseases and which provide either meaningful therapeutic benefit to patients over existing treatments or that are for diseases for which no satisfactory alternative therapy exists. Although the FDA has agreed to an expedited review of the Company's NDA for the use of TOBI to treat pseudomonal pulmonary infections in patients with cystic fibrosis, there can be no assurance that any of the Company's other drug candidates will qualify for expedited review or for treatment use.

    FOREIGN REGULATIONS

    To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, governing, among other things, the design and conduct of human clinical trials, pricing regulations and marketing approval. The approval procedure may vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the EU certain registration procedures are available to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization is usually granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval. Approval by the FDA does not ensure approval by other countries.

    OTHER REGULATIONS

    The Company is also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted.

COMPETITION

    The Company competes with pharmaceutical companies and specialized biotechnology firms that produce and market products in the United States, Europe and elsewhere. Many pharmaceutical companies have focused their development efforts in the therapeutics areas described herein and many healthcare companies have existing supply arrangements with other pharmaceutical companies.

    The Company expects to encounter significant competition for the principal products it plans to develop. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before PathoGenesis may achieve a significant competitive advantage.

    The use of antibiotics to treat pseudomonal, mycobacterial and other bacterial infections is well established. The most commonly used intravenous antibiotic is Nebcin-Registered Trademark- (Tobramycin Sulfate Injection, USP) manufactured by Eli Lilly and Company. Medical therapies for patients with cystic fibrosis include antibiotics, anti-inflammatory drugs, oral replacement enzymes to maintain nutrition, physical therapy to the chest to loosen lung secretions and mucolytics to clear pulmonary secretions such as Pulmozyme-Registered Trademark- (dornase alpha) manufactured by Genentech, Inc. The Company believes that these therapies are complementary with TOBI for the treatment of chronic pseudomonal lung infections in cystic fibrosis patients. However, the optimal combination may vary between patients. In addition, the potential high cost of combination therapy may limit the use of TOBI in conjunction with other therapies. Accordingly, there can be no assurance that alternative formulations of tobramycin, other antibiotics or different approaches to therapy will not prove to be more efficacious, safer or more cost-effective than TOBI for the treatment of pseudomonal lung infections in cystic fibrosis patients.

    Antibiotic therapies are currently used to treat tuberculosis. The Company believes that PA-1648 could be used in combination with certain existing therapies as part of multi-drug therapy regimens and that TOBI could be used as an adjunct therapy for patients with contagious pulmonary tuberculosis. However, optimal combination therapies may vary between patients. Furthermore, there can be no assurance that alternative antibiotics or other therapies will not prove to be more efficacious, safer or more cost-effective than PA-1648 or TOBI.

    Significant levels of research in chemistry and biotechnology occur in universities and other nonprofit research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with the Company in recruiting skilled scientific talent.

    The Company believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals and manufacture and successfully market its products either alone or through outside parties. Many of the Company's competitors have substantially greater financial, research and development, manufacturing, marketing and human resources than PathoGenesis.

HUMAN RESOURCES

    As of January 31, 1997, PathoGenesis had 115 full-time employees, 90 of whom are engaged in research and development activities at its laboratory facility in Seattle, Washington. A significant number of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. None of the Company's employees is covered by collective bargaining agreements.

FACILITIES

    The Company's principal facility consists of approximately 70,000 square feet of leased laboratory and office space in Seattle, Washington. A portion of this space has been subleased by the Company to a third party. The lease expires in March 2003.

    The Company also leases an administrative and marketing office of approximately 7,600 square feet in Skokie, Illinois. This lease expires in March 2003. A third leased laboratory and office in Annandale, New Jersey consists of approximately 18,000 square feet and houses manufacturing support and distribution support operations. The lease expires in December 2001. In addition, PathoGenesis rents office space in New York City, which is subject to an oral, month-to-month lease agreement between the Company and the lessor. See "Certain Transactions."

LEGAL PROCEEDINGS

    The Company has no material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to each person who is currently a Director and executive officer of the Company.

                                                                                                           YEAR TERM AS
NAME                                         AGE                          POSITIONS                      DIRECTOR EXPIRES
---------------------------------------      ---      -------------------------------------------------  -----------------
Wilbur H. Gantz(1).....................          59   Chief Executive Officer, President and Director             1997
Alan R. Meyer..........................          44   Senior Vice President, Chief Financial Officer,             1999
                                                        Treasurer, Assistant Secretary and Director
A. Bruce Montgomery, M.D. .............          43   Senior Vice President, Research and Development
Marvin B. Tepper.......................          65   Secretary
Elizabeth M. Greetham..................          47   Director                                                    1999
Lawrence C. Hoff(2)....................          68   Director                                                    1997
Edward J. Mathias(3)...................          55   Director                                                    1997
Michael J. Montgomery(3)...............          42   Director                                                    1999
Talat M. Othman(1)(2)..................          61   Director                                                    1998
Eugene L. Step(1)(3)...................          68   Director                                                    1998
Fred Wilpon(1)(2)(3)...................          60   Director, Chairman of the Board                             1998

------------------------

(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Member of Audit/Finance Committee.

    WILBUR H. GANTZ is a founder of the Company and has been the Chief Executive Officer, President and a Director of the Company since March 1992. Prior to joining the Company, he was President of Baxter International Inc. ("Baxter"). Mr. Gantz joined Baxter in 1966 and held several positions including Vice President of Europe, located in Brussels, Belgium, President of the International Division, Executive Vice President and Chief Operating Officer. He also served on the Board of Directors of Baxter. He was named President of Baxter in 1987, which position he held until joining the Company. Mr. Gantz is a director of the Gillette Company, W.W. Grainger, Inc. and Bank of Montreal.

    ALAN R. MEYER has been a Senior Vice President, Treasurer and Assistant Secretary of the Company since July 1995, Chief Financial Officer and a Director of the Company since December 1992 and was a Vice President of the Company from December 1992 to July 1995. From 1991 to 1992, Mr. Meyer was Vice President and Chief Financial Officer of Oculon Corporation ("Oculon"), a biopharmaceutical company. Prior to Oculon, he was Chief Financial Officer of HealthTech Services Corporation, a medical device company, and Memtec America Corporation ("Memtec"), an industrial separations company. Before joining Memtec, Mr. Meyer was employed by Baxter Healthcare Corporation and Arthur Andersen & Co.

    A. BRUCE MONTGOMERY, M.D. has been a Senior Vice President, Research and Development of the Company since July 1995 and was Vice President of Medical and Regulatory Affairs of the Company from December 1993 to July 1995. From 1989 to November 1993, Dr. Montgomery was Associate Director of Clinical Research at Genentech, Inc. where he was involved in the clinical development of Pulmozyme, an inhaled drug for cystic fibrosis patients. From 1988 to 1989 he was Assistant Professor of Medicine, Director of the Medical Intensive Care Unit, Pulmonary Disease Section, Department of Medicine, State University of New York, Stony Brook, New York. Previously Dr. Montgomery was Assistant Professor of

Medicine in Residence, University of California, San Francisco and Cardiovascular Research Institute, Chest Service, San Francisco General Hospital. He is a co-inventor on two use patents related to aerosolized pentamidine, a drug for an AIDS-related infection. Dr. Montgomery is the brother of Michael J. Montgomery, a Director of the Company.

    MARVIN B. TEPPER has been Secretary of the Company since September 1992. He has been Executive Vice President and General Counsel of Sterling Equities, Inc. ("Sterling Equities") since 1989. Previously, Mr. Tepper was a partner in the law firm of Botein Hays & Sklar, New York, New York.

    ELIZABETH M. GREETHAM has been a Director of the Company since November 1996. She is currently Portfolio Manager of Life Science L.P. Funds and handles analytical responsibilities for all health care investments for the institutional, mutual and high individual net worth accounts at Weiss, Peck & Greer Investments, where she has been employed since 1990. Ms. Greetham also serves as a director of various pharmaceutical companies, including Medco Research Inc., Access Pharmaceutical, Guilford Pharmaceutical, ChiRex and SangStat Medical Corporation. Ms. Greetham has a M.A. in Economics from Edinburgh University.

    LAWRENCE C. HOFF has been a Director of the Company since April 1992. He was President of The Upjohn Company ("Upjohn") from 1984 through 1990, Chief Operating Officer from 1987 through 1990 and a director from 1973 until Upjohn's merger in 1995. Mr. Hoff is also a director of Medimmune Inc., Curative Health Systems and Alpha Beta Technologies, Inc. He is a past Chairman of the Pharmaceutical Manufacturers Association.

    EDWARD J. MATHIAS has been a Director of the Company since November 1994. He has been a Managing Director of The Carlyle Group, a Washington, D.C. merchant banking firm, since January 1994. Previously, Mr. Mathias was with T. Rowe Price Associates, Inc. where he served on its board of directors and was a member of its Management Committee for over ten years. In addition, he is a director of U.S. Office Products Company and SIRROM Capital.

    MICHAEL J. MONTGOMERY has been a Director of the Company since July 1995. He has been President and Chief Operating Officer of SEGA GAMEWORKS LLC since September 1996. He was a senior executive at DreamWorks SKG involved with financial matters from January 1995 to September 1996. He was Executive Vice President and Chief Financial Officer of Euro Disney SCA from April 1993 to August 1994, Vice President of The Walt Disney Company from 1989 to 1993 and Treasurer from 1991 to 1993. Previously, Mr. Montgomery was employed by Atlantic Richfield Company. Mr. Montgomery is the brother of Dr. Montgomery, Senior Vice President, Research and Development, of the Company.

    TALAT M. OTHMAN has been a Director of the Company since September 1992. He has been Chairman and Chief Executive Officer of Grove Financial, Inc. since September 1995. He was President of Dearborn Financial, Inc. from 1984 to August 1995 and Chairman and Chief Executive Officer from 1993 to August 1995. He is also director for the Middle East Policy Council in Washington, D.C. and a member of the Dean's Advisory Council, the Kennedy School of Government at Harvard University. He was a director of Harken Energy Corporation and Hartmarx Corporation. He was founding President of the Mid-America Arab Chamber of Commerce as well as of the Midwest Chapter of the Forex Association of North America. From 1985 to 1987, he served as President of the Arab Bankers Association of North America.

    EUGENE L. STEP has been a Director of the Company since April 1992. He was Executive Vice President of Eli Lilly and Company ("Eli Lilly") from 1986 to 1992 and President of its Pharmaceutical Division from 1973 to 1992. He was also a director and a member of the Executive Committee of Eli Lilly. Mr. Step is a past Chairman of the Pharmaceutical Manufacturers Association and past President of the International Pharmaceutical Manufacturers Association. Mr. Step is currently a director of Medco Research Inc., CellGenesys Inc., Scios-Nova Inc. and Guidant Corp.

    FRED WILPON has been a Director of the Company since January 1992 and Chairman of the Board of Directors since May 1995. He is Co-Founder of and has been Chairman of the Board of Sterling Equities for over 20 years, and the President and Chief Executive Officer of the New York Mets baseball team for over 10 years. Mr. Wilpon's business interests include real estate as well as other businesses. In addition, Mr. Wilpon is a director of Bear, Stearns & Co. Inc.

    The Board of Directors is divided into three classes of Directors, each of whom serves for a three-year period following the year of his or her election. Each class consists, as nearly as practicable, of one-third of the total number of Directors serving on the Board of Directors. Officers are elected for one-year terms by the Board of Directors. See "Management--Employment Agreements."

BOARD COMMITTEES AND COMPENSATION

    The Board of Directors has designated an Audit/Finance Committee that reviews the scope and results of the audit and other services performed by the Company's independent accountants. The Audit/ Finance Committee currently consists of Messrs. Mathias, Step (Chairman), Wilpon and M. Montgomery. The Board of Directors has also designated a Compensation Committee that establishes objectives for the Company's senior executive officers, sets the compensation of Directors, executive officers and other employees of the Company and is charged with the administration of the 1992 Plan and the 1997 Plan. The Compensation Committee currently consists of Messrs. Hoff, Othman (Chairman) and Wilpon. The Board of Directors also has an Executive Committee which has the authority to take all actions that the Board of Directors may take, subject to certain restrictions imposed by law. The Executive Committee currently consists of Messrs. Gantz (Chairman), Othman, Step and Wilpon. The Directors do not receive cash compensation for service on the Board of Directors or on any of its Committees, but Directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. During 1996, the Company's non-employee Directors were granted fully vested options to purchase an aggregate of 42,000 shares of Common Stock at a weighted average exercise price of $17.62 per share under the 1996 Plan. In January 1997, the Company's non-employee Directors were granted fully vested options to purchase an aggregate of 44,000 shares of Common Stock at an exercise price of $22.25 per share under the 1992 Plan. See "Management--Stock Option Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the Company's fiscal year ended December 31, 1996, the Compensation Committee of the Board of Directors consisted of Messrs. Hoff, Othman (Chairman) and Wilpon. None of these individuals has ever served as an executive officer or an employee of the Company. In addition, no executive officer of the Company has ever served as (i) a member of the compensation committee or equivalent of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee or equivalent of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth compensation paid or earned for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 for those persons who were, at December 31, 1996, (i) the chief executive officer and (ii) the two other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                 OTHER
                                                  ---------------------------------         ANNUAL            ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR       SALARY      BONUS        COMPENSATION(1)     COMPENSATION
------------------------------------------------  ---------  ----------  ----------  ---------------------  -------------
Wilbur H. Gantz.................................       1996  $  290,690  $  116,276           --                 --
  Chief Executive Officer and President                1995     279,510      --               --                 --
                                                       1994     279,510      --               --                 --
A. Bruce Montgomery, M.D. ......................       1996     194,070      67,865           --                 --
  Senior Vice President, Research and                  1995     183,057      63,665           --                 --
  Development                                          1994     170,000      24,000           --              $  58,318(2)
Alan R. Meyer...................................       1996     180,000      63,000           --                 --
  Senior Vice President and Chief Financial            1995     168,667      58,800           --                 --
  Officer                                              1994     160,417      24,000           --                 --

------------------------

(1) Excludes items which are, in the aggregate, less than $50,000 or 10% of the total annual salary and bonus.

(2) Represents amounts paid to Dr. Montgomery for moving expenses.

    The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                    INDIVIDUAL GRANTS
                                                  ------------------------------------------------------
                                                                   PERCENT
                                                                     OF                                          POTENTIAL
                                                                    TOTAL                                        REALIZABLE
                                                                   OPTIONS                                    VALUE AT ASSUMED
                                                                   GRANTED                                    ANNUAL RATES OF
                                                   NUMBER OF         TO                                         STOCK PRICE
                                                  SECURITIES      EMPLOYEES      EXERCISE                     APPRECIATION FOR
                                                  UNDERLYING         IN             OR                          OPTION TERM
                                                    OPTIONS        FISCAL       BASE PRICE   EXPIRATION   ------------------------
NAME                                              GRANTED(1)        YEAR         ($/SHARE)      DATE          5%          10%
------------------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
Wilbur H. Gantz.................................      60,000             14%         16.25      1/24/06   $  613,200  $  1,553,900
A. Bruce Montgomery, M.D. ......................      25,000              6%         16.25      1/24/06      255,500       647,500
Alan R. Meyer...................................      15,000              4%         16.25      1/24/06      153,300       388,500

------------------------

(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

            AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED
              DECEMBER 31, 1996 AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1996 by the Named Executive Officers. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                           OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Wilbur H. Gantz..........................................     191,250        --        $  1,734,695   $   --
A. Bruce Montgomery, M.D. ...............................      28,124        56,251         302,333       451,573
Alan R. Meyer............................................      53,125        49,375         611,719       448,906

------------------------

(1) These figures are based on a fair market value of the Common Stock at December 31, 1996 of $21.75 per share, the closing price of the Common Stock as reported on the Nasdaq National Market as of such date.

EMPLOYMENT AGREEMENTS

    Wilbur H. Gantz entered into a five-year employment agreement with the Company (the "Gantz Employment Agreement") which commenced in March 1992. Under the terms of Mr. Gantz's employment agreement, Mr. Gantz is entitled to receive an annual base salary and bonus (up to 60% of his annual base salary) as determined by the Board of Directors. Mr. Gantz is also entitled to receive benefits offered to the Company's employees generally. The Gantz Employment Agreement provides that the employment of Mr. Gantz may be terminated by the Company for "cause." "Cause" is defined as (i) willful and repeated failure by Mr. Gantz to perform his duties under the Gantz Employment Agreement, which failure is not remedied within 30 days after written notice from the Company;
(ii) conviction of Mr. Gantz for a felony; (iii) Mr. Gantz's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company; or (iv) willful violation by Mr. Gantz of any provision of the Gantz Employment Agreement which violation is not remedied within 30 days after written notice from the Company. In addition, Mr. Gantz may terminate his employment if (i) the Company substantially reduces his duties, position, authority or responsibility under the Gantz Employment Agreement and does not reinstate the same within 30 days or (ii) the Company breaches its obligations with regard to Mr. Gantz's compensation, expenses and benefits. The agreement also contains a provision prohibiting Mr. Gantz from competing with the Company for a one-year period following termination of his employment.

    In conjunction with the Gantz Employment Agreement, Mr. Gantz entered into a Stock Subscription and Stock Repurchase Agreement (the "Stock Agreement") pursuant to which he purchased 281,250 shares of Common Stock at $0.08 per share.

    A. Bruce Montgomery, M.D. has an employment agreement with the Company which extends until May 1997. Under the terms of Dr. Montgomery's employment agreement (the "Montgomery Employment Agreement"), Dr. Montgomery is entitled to receive an annual base salary and bonus (up to 30% of his annual base salary) as determined by the Board of Directors. Dr. Montgomery is also entitled to receive benefits offered to the Company's employees generally. The Montgomery Employment Agreement provides that the employment of Dr. Montgomery may be terminated by the Company for "cause." "Cause" is defined as: (i) willful and repeated failure by Dr. Montgomery to perform his duties under the

Montgomery Employment Agreement, which failure is not remedied within 30 days after written notice from the Company; (ii) conviction of Dr. Montgomery for a felony; (iii) Dr. Montgomery's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company; or (iv) willful violation by Dr. Montgomery of any provision of the Montgomery Employment Agreement which violation is not remedied within 30 days after written notice from the Company. The agreement also contains a provision prohibiting Dr. Montgomery from competing with the Company for a one-year period following termination of his employment.

STOCK OPTION PLANS

    1992 STOCK OPTION PLAN

    The 1992 Plan was approved by the Board of Directors and the stockholders in February 1992.

    The purpose of the 1992 Plan is to attract and retain key personnel. The 1992 Plan provides for the grant of options to acquire a maximum of 1,500,000 shares of the Common Stock. Of such shares, as of January 31, 1997, 1,265,650 shares were subject to outstanding options and 67,611 shares remained available for grant. The weighted average exercise price at which options were issued under the 1992 Plan is $13.07. The 1992 Plan permits the granting of qualified incentive stock options ("ISOs") or nonqualified stock options ("NSOs"), at the discretion of the administrator of the 1992 Plan (the "Plan Administrator"). The Board of Directors has appointed the Compensation Committee of the Board, which consists of Messrs. Hoff, Othman (Chairman) and Wilpon, as the Plan Administrator. Subject to the terms of the 1992 Plan, the Plan Administrator determines the terms and conditions of options granted under the 1992 Plan. Options granted under the 1992 Plan are evidenced by written agreements which contain such terms, conditions, limitations and restrictions as the Plan Administrator deems advisable and which are not inconsistent with the 1992 Plan.

    ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to Directors, employees, consultants and other agents of the Company or its affiliates.

    The 1992 Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share of the Common Stock at the date of grant and an exercise price for NSOs of not less than 85% of such fair market value. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1992 Plan provides that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of such ISOs may not exceed five years. Unless otherwise provided by the Plan Administrator, options granted under the 1992 Plan vest at a rate of 25% per year over a four-year period.

    An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1992 Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period determined by the Plan Administrator in the case of NSOs. Unexercised options granted under the 1992 Plan terminate upon a merger (other than a stock merger), reorganization or liquidation of the Company; however, immediately prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied.

    Options granted under the 1992 Plan convert into options to purchase shares of another corporation involved in a stock merger with the Company, unless the Company and such other corporation, in their sole discretion, determine that such options terminate. Such converted options become fully vested without regard to whether the vesting requirements in the option agreements for such options have been satisfied, unless the Board of Directors determines otherwise.

    The option exercise price must be paid in full at the time the notice of exercise of the option is delivered to the Company and must be tendered in cash, by bank certified or cashier's check or by personal check. Options may also be exercised in "cashless exercises" (delivery of such shares of stock of the Company having a fair market value equal to the exercise price). Options are nontransferable with certain exceptions. The Board of Directors has certain rights to suspend, amend or terminate the 1992 Plan provided stockholder approval is obtained.

    1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    The 1996 Plan was approved by the Board of Directors in January 1996 and was approved by the stockholders in July 1996.

    The purpose of the 1996 Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of non-employee Directors in the growth and performance of the Company.

    The 1996 Plan provides for awards of nonqualified options to Directors ("Eligible Directors") of the Company who are not employees of the Company or its affiliates and who have not, within one year immediately preceding the determination of such Director's eligibility, received any award under any other plan of the Company or its affiliates that entitles the participants therein to acquire stock, stock options or stock appreciation rights of the Company or its affiliates (other than options granted prior to the effective date of the Company's initial public offering or options granted under any other plan under which participants' entitlements are governed by provisions meeting the requirements of Rule 16b-3(c)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The options are exercisable in whole or in part at all times during the period beginning on the date of grant until the earlier of (i) 10 years from the date of grant and (ii) one year from the date on which an optionee ceases to be an Eligible Director. The exercise price per share of Common Stock shall be 100% of the fair market value per share on the date the option is granted.

    Pursuant to the 1996 Plan, in January 1996, each non-employee Director was awarded an Annual Grant (as defined below). In addition, upon first election or appointment to the Board, each newly elected Eligible Director will be granted an option to purchase 10,000 shares of Common Stock (the "Initial Grant"). Immediately following each Annual Meeting of the Stockholders commencing with the meeting following the close of fiscal year 1996, (i) the Eligible Director serving as Chairman of the Board will be granted an option to purchase 8,000 shares of Common Stock as of the date of such meeting, (ii) each Eligible Director serving on the Executive Committee of the Board, will be granted an option to purchase 6,000 shares of Common Stock; and (iii) each remaining Eligible Director, will be granted an option to purchase 4,000 shares of Common Stock (each grant under (i), (ii) and (iii), an "Annual Grant"). No Director may be awarded more than one Initial Grant and no Director may be awarded both an Initial Grant and an Annual Grant in any 12-month period.

    The maximum number of shares of Common Stock in respect of which awards may be granted under the 1996 Plan is 300,000. Of such shares, as of January 31, 1997, 42,000 shares are subject to outstanding options at a weighted average exercise price of $17.62 per share, and 258,000 shares remained available for grant. Shares of Common Stock subject to awards that are forfeited, terminated, cancelled or settled without the delivery of Common Stock will again be available for awards. Also, shares tendered to the Company in satisfaction or partial satisfaction of the exercise price of any award will increase the number of shares available for awards to the extent permitted by Rule 16b-3 under the Exchange Act. The shares of Common Stock to be delivered under the 1996 Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

    The 1996 Plan is administered by the Board of Directors. Subject to the provisions of the 1996 Plan, the Board is authorized to interpret the 1996 Plan, to establish, amend and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration;

provided, however, that the Board has no discretion with respect to the selection of Directors to receive options, the number of shares of Common Stock subject to any such options, the purchase price thereunder or the timing of grants of options. The determinations of the Board in the administration of the 1996 Plan, as described herein, shall be final and conclusive.

    The exercise price of options may be satisfied in cash or, unless otherwise determined by the Board, by exchanging shares of Common Stock owned by the optionee, or by a combination of cash and shares of Common Stock. The ability to pay the option exercise price in shares of Common Stock would enable an optionee to engage in a series of successive stock-for-stock exercises of an option and thereby fully exercise an option with little or no cash investment. However, the Board's current policy is to require any shares tendered in satisfaction of the option exercise price to have been owned by the exercising optionee for at least six months.

    The options granted under the 1996 Plan may not be assigned or transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

    No award may be granted under the 1996 Plan after the day following the tenth Annual Meeting of Stockholders at which Directors are elected succeeding the annual meeting at which the 1996 Plan was approved by stockholders.

    The Company's Board of Directors has decided not to grant any additional options under the 1996 Plan.

    1997 STOCK OPTION PLAN

    The Board of Directors adopted the 1997 Plan in January 1997 and the stockholders will be asked to approve the 1997 Plan at the 1997 Annual Meeting of Stockholders.

    The purpose of the 1997 Plan is to attract and retain key personnel. The 1997 Plan provides for the grant of options to acquire a maximum of 2,000,000 shares of the Common Stock. Of such shares, as of January 31, 1997, 378,800 shares were subject to outstanding options and 1,621,200 shares remained available for grant. The weighted average exercise price at which options were issued under the 1997 Plan is $22.94. The 1997 Plan permits the granting of qualified ISOs or NSOs, at the discretion of the administrator of the 1997 Plan (the "Plan Administrator"). The Board of Directors has appointed the Compensation Committee of the Board, which consists of Messrs. Hoff, Othman (Chairman) and Wilpon, as the Plan Administrator. Subject to the terms of the 1997 Plan, the Plan Administrator determines the terms and conditions of options granted under the 1997 Plan. Options granted under the 1997 Plan are evidenced by written agreements which contain such terms, conditions, limitations and restrictions as the Plan Administrator deems advisable and which are not inconsistent with the 1997 Plan.

    ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NSOs may be granted to Directors, employees, consultants and other agents of the Company or its affiliates.

    The 1997 Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share of the Common Stock at the date of grant and an exercise price for NSOs of not less than 85% of such fair market value. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1997 Plan provides that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of such ISOs may not exceed five years. Unless otherwise provided by the Plan Administrator, options granted under the 1997 Plan vest at a rate of 25% per year over a four-year period.

    An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1997 Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period determined by the Plan Administrator in the case of NSOs. Unexercised options granted under the 1997 Plan terminate upon a merger (other than a stock merger), reorganization or liquidation of the Company; however, immediately prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied.

    Options granted under the 1997 Plan convert into options to purchase shares of another corporation involved in a stock merger with the Company, unless the Company and such other corporation, in their sole discretion, determine that such options terminate. Such converted options become fully vested without regard to whether the vesting requirements in the option agreements for such options have been satisfied, unless the Board of Directors determines otherwise.

    The option exercise price must be paid in full at the time the notice of exercise of the option is delivered to the Company and must be tendered in cash, by bank certified or cashier's check or by personal check. Options may also be exercised in "cashless exercises" (delivery of such shares of stock of the Company having a fair market value equal to the exercise price). Unless otherwise provided by the Plan Administrator, options are nontransferable. The Board of Directors has certain rights to suspend, amend or terminate the 1997 Plan provided stockholder approval is obtained.

    Pursuant to the 1997 Plan, subject to stockholder approval, in January 1997, options for an aggregate of 175,000 shares of Common Stock were granted at exercise prices ranging from $22.25 per share to $25.00 per share to the executive officers of the Company including the following: Mr. Gantz (75,000 shares), Dr. Montgomery (80,000 shares) and Mr. Meyer (20,000 shares). These options vest over a four-year period.

401(K) PROFIT SHARING PLAN & TRUST

    In November 1993, the Company adopted a 401(k) Profit Sharing Plan & Trust (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 18 years of age and have completed three months of service with the Company. Each employee may elect to reduce his or her current compensation by up to 20%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching contribution. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees.

    All employee contributions to the 401(k) Plan are fully vested at all times. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $3,500, may elect to receive benefits as retirement income.

    As of the fiscal year ended December 31, 1996, the Company had made no contributions to the 401(k) Plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 28, 1997, as adjusted to reflect the sale by the Company of the Common Stock offered hereby, by (i) each person or group who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's Directors, (iii) each of the Named Executive Officers and (iv) all current executive officers and Directors as a group.

                                                                                               PERCENT
                                                                                          BENEFICIALLY OWNED
                                                                NUMBER OF SHARES    ------------------------------
                                                                  BENEFICIALLY                           AFTER
NAME AND ADDRESS                                                    OWNED(1)        BEFORE OFFERING    OFFERING
------------------------------------------------------------  --------------------  ---------------  -------------
The Capital Group Companies, Inc.(2)........................           870,000              6.2%            5.4%
  333 South Hope Street
  Los Angeles, California 90071
Scudder Stevens & Clark, Inc.(3)............................           787,900              5.6%            4.9%
  345 Park Avenue
  New York, New York 10154
T. Rowe Price Associates, Inc.(4)...........................           714,000              5.1%            4.4%
  100 E. Pratt Street
  Baltimore, Maryland 21202
Fred Wilpon(5)..............................................           703,500              5.0%            4.4%
  c/o Sterling PathoGenesis Company
  575 Fifth Avenue
  New York, New York 10017
Wilbur H. Gantz(6)..........................................           544,525              3.9%            3.4%
  c/o PathoGenesis Corporation
  201 Elliott Avenue West
  Seattle, Washington 98119
Elizabeth M. Greetham (7)...................................           256,000              1.8%            1.6%
  c/o Weiss, Peck & Greer, LLC
  1 New York Plaza
  New York, New York 10004
Lawrence C. Hoff(8).........................................            19,250             *               *
  12821 Marsh Landing
  Palm Beach Gardens, Florida 33418
Edward J. Mathias(9)........................................            14,250             *               *
  c/o The Carlyle Group
  1001 Pennsylvania Avenue N.W.
  Washington, D.C. 20004
Alan R. Meyer(10)...........................................            76,500             *               *
  c/o PathoGenesis Corporation
  201 Elliott Avenue West
  Seattle, Washington 98119
A. Bruce Montgomery, M.D.(11)...............................            45,024             *               *
  c/o PathoGenesis Corporation
  201 Elliott Avenue West
  Seattle, Washington 98119
Michael J. Montgomery(12)...................................            20,500             *               *
  c/o SEGA GAMEWORKS LLC
  10 Universal City Plaza
  Building 509
  Universal City, California 91608
Talat Othman(13)............................................            24,500             *               *
  c/o Grove Financial, Inc.
  750 Lake Cook Road
  Buffalo Grove, Illinois 60089
Eugene L. Step(14)..........................................            29,500             *               *
  741 Round Hill Road
  Indianapolis, Indiana 46260

                                                                                               PERCENT
                                                                                          BENEFICIALLY OWNED
                                                                NUMBER OF SHARES    ------------------------------
                                                                  BENEFICIALLY                           AFTER
NAME AND ADDRESS                                                    OWNED(1)        BEFORE OFFERING    OFFERING
------------------------------------------------------------  --------------------  ---------------  -------------
Marvin B. Tepper(15)........................................           697,250              5.0%            4.3%
  c/o Sterling PathoGenesis Company
  575 Fifth Avenue
  New York, New York 10017
All Directors and Executive Officers as a group of 11
  persons(5)(6)(7)(8)(9)(10)(11)
  (12)(13)(14)(15)..........................................         1,762,049             12.2%           10.7%

------------------------

*   Less than 1.0%

(1) Unless otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all Common Stock beneficially owned by them, subject to applicable community property laws.

(2) Based on Form 13-G filed on February 12, 1997.

(3) Based on Form 13-G filed on February 10, 1997.

(4) Based on Form 13-G filed on February 14, 1997.

(5) Represents: (i) 668,750 shares of Common Stock held by Sterling PathoGenesis Company, of which Mr. Wilpon is managing partner and (ii) options to purchase 34,750 shares of Common Stock.

(6) Includes: (i) 112,500 shares of Common Stock held by The Wilbur H. Gantz 1992 Irrevocable Children's Trust; (ii) 18,750 shares of Common Stock held by The Wilbur H. Gantz 1992 Irrevocable GST Trust; (iii) 3,750 shares of Common Stock held by The Wilbur H. Gantz Children's Graduate School Trust; and (iv) options to purchase 191,250 shares of Common Stock. Mr. Gantz is the trustee of the foregoing trusts and disclaims beneficial ownership of the Common Stock held thereby. Includes 1,875 shares of Common Stock held by Mr. Gantz's wife and 26,400 shares of Common Stock held by the Linda T. Gantz Revocable Trust. Does not include 15,000 shares of Common Stock held by certain relatives of Mr. Gantz. Mr. Gantz disclaims beneficial ownership of the Common Stock held by his wife and relatives.

(7) Includes: (i) options to purchase 14,000 shares of Common Stock and (ii) 242,000 shares of Common Stock held by Weiss, Peck & Greer Investments. Ms. Greetham handles all healthcare investments for the institutional, mutual and high individual net worth accounts at Weiss, Peck & Greer Investments, and may be deemed to have share voting and investment power in such shares arising from her interest in the entity above. Ms. Greetham disclaims beneficial ownership of such shares, except to the extent of her interest in the entity referred to above.

(8) Represents: (i) 5,000 shares of Common Stock held by the Lawrence C. Hoff Trust and (ii) options to purchase 14,250 shares of Common Stock.

(9) Includes options to purchase 14,250 shares of Common Stock. Does not include 176,042 shares of Common Stock and warrants to purchase 30,483 shares of Common Stock held by The Carlyle Group. Mr. Mathias is a managing director of The Carlyle Group. Mr. Mathias does not have or share voting or investment power for the shares held by The Carlyle Group.

(10) Includes options to purchase 72,500 shares of Common Stock.

(11) Includes options to purchase 34,374 shares of Common Stock. Does not include shares beneficially owned by Michael J. Montgomery.

(12) Includes options to purchase 14,250 shares of Common Stock. Does not include shares beneficially owned by A. Bruce Montgomery.

(13) Includes options to purchase 24,500 shares of Common Stock.

(14) Includes options to purchase 24,500 shares of Common Stock.

(15) Represents: (i) 668,750 shares of Common Stock held by Sterling PathoGenesis Company, of which Mr. Tepper is a partner and (ii) options to purchase 28,500 shares of Common Stock.

                              CERTAIN TRANSACTIONS

    The Company rents office space in New York, New York from an affiliate of Sterling PathoGenesis Company ("Sterling"), a founding stockholder of the Company, pursuant to an oral lease, at an annual rental of $36,200. The Company believes such annual rate to be comparable to a rate which could be obtained from an independent third party. Messrs. Fred Wilpon and Marvin B. Tepper are two of the partners of Sterling.

    On June 6, 1995, the Company entered into a new employment agreement with Dr. Robert Nowinski, former Chairman of the Board of the Company, which will terminate on April 30, 1998. Pursuant to such agreement, Dr. Nowinski is employed as the Chairman Emeritus of the Company and is obligated to provide the Company with advice, assistance and consultation with regard to its scientific programs and strategies, as well as its financing activities. Dr. Nowinski receives annual compensation of $280,000. He is also entitled to the same health, medical and dental insurance benefits that are generally made available to all employees of the Company. The Company is obligated to provide Dr. Nowinski with the full compensation and benefits which he otherwise would be entitled to receive under his employment agreement regardless of whether or not his services are utilized thereunder and regardless of whether or not his employment is terminated prior to the expiration of such agreement, and irrespective of the reason for any such termination. In addition, Dr. Nowinski has the right to accelerate the payments due in the third year of his agreement to April 30, 1997, with such payment amount discounted based on the present value thereof. Dr. Nowinski has previously purchased 281,250 shares of Common Stock at a price of $0.08 per share.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. An amendment to the Company's Amended and Restated Certificate of Incorporation was approved by the Company's Board of Directors in January 1997. The amendment would increase the authorized number of shares of Common Stock to 60,000,000 shares. The stockholders will be asked to approve such amendment at the 1997 Annual Meeting of Stockholders. At January 31, 1997, there were 13,935,396 shares of Common Stock outstanding held by approximately 370 stockholders of record and no shares of Preferred Stock were outstanding; however, the Company believes the actual number of beneficial holders of Common Stock is substantially greater.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential dividend rights granted to holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential payment to holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are, and the Common Stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

    At January 31, 1997, the Company had outstanding warrants to purchase 22,900 shares of Common Stock at an exercise price of $12.00 per share and 82,431 shares of Common Stock at an exercise price of $14.40 per share. The warrants expire between 1998 and 2001. The warrants do not contain anti-dilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The warrants may be exercised in whole or in part, and may be exercised in "cashless" exercises. The warrants were issued to certain registered representatives and broker-dealers, and certain consultants in connection with the 1992 Private Placement, the 1994 Private Placement and certain consulting activities.

PREFERRED STOCK

    The Company has an authorized class of undesignated Preferred Stock consisting of 1,000,000 shares, $.01 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person becomes an interested stockholder, the business consummation is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The Company's By-Laws, as amended (the "By-Laws") provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." Under the By-Laws, any vacancy of the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by voting of a majority of the Directors then in office. The classification of the Board of Directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

    The By-Laws provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, if any, the Chief Executive Officer, the Secretary of the Company or a majority of the Board of Directors or by stockholders who own in the aggregate 66 2/3% of the outstanding stock of all classes entitled to vote at such meeting. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Amended and Restated Certificate of Incorporation and By-Laws require the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

    The Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Amended and Restated Certificate of Incorporation contains provisions to indemnify the Company's Directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank serves as transfer agent and registrar for the shares of Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have a total of 16,035,396 shares of Common Stock outstanding (16,350,396 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,100,000 shares of Common Stock offered hereby (2,415,000 shares if the Underwriters' over-allotment option is exercised in full), the 3,000,000 shares of Common Stock sold in the Company's initial public offering in November 1995 and the 2,875,000 shares of Common Stock sold in the Company's public offering in April 1996 will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. Of the remaining 8,060,396 shares of Common Stock outstanding, 3,613,915 are "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act.

    Under Rule 144 (and subject to the conditions thereof), approximately 3,557,253 shares of the restricted securities are currently eligible for sale and approximately 56,662 shares will become eligible for sale after March 1997. The Company has obtained from all of the executive officers and directors of the Company holding in the aggregate 1,052,925 shares of the restricted securities agreements not to directly or indirectly, sell, offer to sell or otherwise dispose of any such Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of Montgomery Securities. However, such agreements permit up to approximately 670,000 shares to continue to be subject to pledge during such 90-day period. The pledgee of such pledged shares shall not be subject to the agreements described in this paragraph. See "Underwriting."

    As of January 31, 1997, options to purchase a total of 1,265,650 shares of Common Stock pursuant to the 1992 Plan were outstanding with a weighted average exercise price of $13.07 per share, of which options to purchase 749,959 shares of Common Stock were exercisable. Options to purchase 42,000 shares of Common Stock pursuant to the 1996 Plan were outstanding with a weighted average exercise price at $17.62 per share, all of which options were exercisable. In addition, subject to stockholder approval, options to purchase a total of 378,800 shares of Common Stock pursuant to the 1997 Plan were outstanding with a weighted average exercise price of $22.94 as of January 31, 1997. An additional 1,946,811 shares of Common Stock were available for future option grants under the Company's stock option plans. An aggregate of 467,124 shares subject to options held by executive officers and directors of the Company are subject to lockup agreements. The Company has also granted warrants to purchase Common Stock. As of January 31, 1997, warrants to purchase 105,331 shares of Common Stock were outstanding with a weighted average exercise price of $13.88 per share. The Company has an effective registration statement on Form S-8 under the Securities Act registering shares of Common Stock subject to stock options granted under the 1992 Plan and the 1996 Plan. The Company intends to register shares of Common Stock issuable pursuant to stock options granted under the 1997 Plan. See "Management--Stock Option Plans" and "Underwriting."

    Sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Description of Capital Stock."

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Prudential Securities Incorporated and Hambrecht & Quist LLC, have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the shares if they purchase any of the shares.

                                                                                     NUMBER
UNDERWRITER                                                                        OF SHARES
---------------------------------------------------------------------------------  ----------
Montgomery Securities............................................................     840,000
Prudential Securities Incorporated...............................................     630,000
Hambrecht & Quist LLC............................................................     630,000
                                                                                   ----------
    Total........................................................................   2,100,000
                                                                                   ----------
                                                                                   ----------

    The Company has been advised by the Underwriters that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.85 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to a maximum of 315,000 additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has obtained from all of the executive officers and directors of the Company, holding in the aggregate 1,052,925 shares of Common Stock and options to purchase 467,124 shares of Common Stock, agreements not to directly or indirectly offer, sell or otherwise dispose of any of such Common Stock or any securities convertible into or exchangeable therefor for a period of 90 days after the date of this Prospectus without the prior written consent of Montgomery Securities. However, such agreements permit up to approximately 670,000 shares to continue to be subject to pledge during such 90-day period. The pledgee of such pledged shares shall not be subject to the agreements described in this paragraph. The Company has agreed that, for a period of 90 days after the date of this Prospectus, it will not, without the prior written consent of Montgomery Securities, issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock or other equity security, except pursuant to the Company's stock option plans.

    In connection with this offering, certain Underwriters and selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 under Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers for a security and making purchases of a security which are limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. Howard M. Squadron, a partner in such firm, owns 3,125 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Sonnenschein Nath & Rosenthal, New York, New York.

                                    EXPERTS

    The financial statements of PathoGenesis Corporation as of December 31, 1996 and 1995 and for the period December 10, 1991 (incorporation) through December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby via the Electronic Data Gathering Analysis and Retrieval system ("EDGAR") and may be found on the Commission's Web site at http://www.sec.gov. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N. W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings made via EDGAR are publicly available through the Commission's Web site referenced above. In addition, copies of such reports, proxy statements, and other information concerning the Company may also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006, upon which the Common Stock of the Company is included.

                            PATHOGENESIS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS                                                                                        PAGE NO.
--------------------------------------------------------------------------------------------------------  -------------
Independent Auditors' Report............................................................................          F-2
Balance Sheets as of December 31, 1996 and 1995.........................................................          F-3
Statements of Operations for the years ended December 31, 1996, 1995, 1994 and the period from December
  10, 1991 (incorporation) through December 31, 1996....................................................          F-4
Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994 and the period
  from December 10, 1991 (incorporation) through December 31, 1996......................................          F-5
Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 and the period from
  December 10, 1991 (incorporation) through December 31, 1996...........................................          F-6
Notes to Financial Statements...........................................................................          F-7

    All financial statement schedules have been omitted since the information is not required or because the information required is included in the financial statements or the notes thereto.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PathoGenesis Corporation:

    We have audited the accompanying balance sheets of PathoGenesis Corporation (a development stage enterprise) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period from December 10, 1991 (incorporation) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PathoGenesis Corporation (a development stage enterprise) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the period from December 10, 1991 (incorporation) through December 31, 1996, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
Seattle, Washington
January 17, 1997, except as to note 8 to the financial statements, which is as of January 30, 1997

                            PATHOGENESIS CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                         1996           1995
                                                                                    --------------  -------------
                                                     ASSETS
Current assets:
    Cash and cash equivalents.....................................................  $   14,785,818        575,297
    Investment securities.........................................................      45,901,978     36,871,537
    Interest receivable...........................................................         298,437        765,216
    Other current assets..........................................................         823,092        671,711
                                                                                    --------------  -------------
        Total current assets......................................................      61,809,325     38,883,761
                                                                                    --------------  -------------
Restricted investment.............................................................         675,000       --
Property and equipment, at cost:
    Leasehold improvements........................................................       6,766,935      6,435,336
    Furniture and equipment.......................................................       5,967,110      5,338,435
                                                                                    --------------  -------------
                                                                                        12,734,045     11,773,771
    Less accumulated depreciation and amortization................................       5,320,039      3,702,152
                                                                                    --------------  -------------
        Net property and equipment................................................       7,414,006      8,071,619
                                                                                    --------------  -------------
Other assets, net.................................................................         100,370          7,758
                                                                                    --------------  -------------
                                                                                    $   69,998,701     46,963,138
                                                                                    --------------  -------------
                                                                                    --------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable..............................................................  $      812,259      1,635,711
    Compensation and benefits.....................................................         774,258        859,462
    Clinical development costs....................................................         818,629        876,132
    Other accrued expenses........................................................         569,068         81,473
                                                                                    --------------  -------------
        Total current liabilities.................................................       2,974,214      3,452,778
                                                                                    --------------  -------------
Long-term liability...............................................................          98,273        461,986
Commitments and subsequent events
Stockholders' equity:
    Preferred stock, $.01 par value. Authorized 1,000,000 shares; none issued and
      outstanding.................................................................        --             --
    Common stock, $.001 par value. Authorized 20,000,000 shares; 13,930,760 shares and 10,897,715 shares issued and outstanding at December 31, 1996 and 1995,
      respectively................................................................          13,931         10,898
    Additional paid-in capital....................................................     134,727,920     89,520,221
    Unrealized gain (loss) on investment securities...............................         (30,204)        38,458
    Deficit accumulated during the development stage..............................     (67,785,433)   (46,521,203)
                                                                                    --------------  -------------
        Total stockholders' equity................................................      66,926,214     43,048,374
                                                                                    --------------  -------------
                                                                                    $   69,998,701     46,963,138
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                See accompanying notes to financial statements.

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                                    DECEMBER 10,
                                                                                                        1991
                                                                                                   (INCORPORATION)
                                                               YEARS ENDED DECEMBER 31,               THROUGH
                                                     --------------------------------------------   DECEMBER 31,
                                                          1996           1995           1994            1996
                                                     --------------  -------------  -------------  --------------
Revenue--grants and royalties......................  $      439,880       --             --              439,880
                                                     --------------  -------------  -------------  --------------
Operating expenses:
    Research and development.......................      20,673,049     15,668,417     12,788,881     58,101,538
    General and administrative.....................       4,241,339      3,609,075      3,214,830     17,377,525
                                                     --------------  -------------  -------------  --------------
      Total operating expenses.....................      24,914,388     19,277,492     16,003,711     75,479,063
                                                     --------------  -------------  -------------  --------------
      Operating loss...............................     (24,474,508)   (19,277,492)   (16,003,711)   (75,039,183)
                                                     --------------  -------------  -------------  --------------
Other income (expense):
    Investment income, net.........................       3,293,782      1,287,457      1,284,399      7,475,047
    Other expense..................................         (83,504)       (33,888)       (42,805)      (221,297)
                                                     --------------  -------------  -------------  --------------
      Net other income.............................       3,210,278      1,253,569      1,241,594      7,253,750
                                                     --------------  -------------  -------------  --------------
      Net loss.....................................  $  (21,264,230)   (18,023,923)   (14,762,117)   (67,785,433)
                                                     --------------  -------------  -------------  --------------
                                                     --------------  -------------  -------------  --------------
Net loss per common share..........................  $        (1.66)         (2.20)         (1.95)
                                                     --------------  -------------  -------------
                                                     --------------  -------------  -------------
Weighted average common shares outstanding.........      12,829,386      8,209,643      7,585,390
                                                     --------------  -------------  -------------
                                                     --------------  -------------  -------------

                See accompanying notes to financial statements.

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                  UNREALIZED
                                                               NUMBER OF                                          GAIN (LOSS)
                                                                COMMON        PRICE                  ADDITIONAL       ON
                                                                SHARES         PER        COMMON       PAID-IN    INVESTMENT
         DATE                        DESCRIPTION              OUTSTANDING     SHARE        STOCK       CAPITAL    SECURITIES
-----------------------  -----------------------------------  -----------  -----------  -----------  -----------  -----------
February to March 1992   Shares issued for cash.............   1,870,000   $       .08       1,870       147,730      --
June to December 1992    Shares issued for cash, net of
                           issue costs of $744,966..........   4,308,500         10.00       4,309    42,335,725      --
November 1992            Repurchase of common stock through
                           forgiveness of note receivable...     (25,000)        10.00         (25)     (249,975)     --
November 1992            Repurchase of common stock for
                           cash.............................     (46,875)          .08         (47)       (3,703)     --
                         Net loss for the period ended
                           December 31, 1992................      --              --        --           --           --
                                                              -----------               -----------  -----------  -----------
                         Balances at December 31, 1992......   6,106,625                     6,107    42,229,777      --
October 1993             Shares issued in payment of license
                           fees.............................      50,000         10.00          50       499,950      --
                         Net loss for the year ended
                           December 31, 1993................      --              --        --           --           --
                                                              -----------               -----------  -----------  -----------
                         Balances at December 31, 1993......   6,156,625                     6,157    42,729,727      --
March 1994               Shares issued for cash, net of
                           issue costs of $1,251,739........   1,690,677         12.00       1,690    19,093,694      --
                         Unrealized loss on investment
                           securities.......................      --              --        --           --         (172,809)
                         Net loss for the year ended
                           December 31, 1994................      --              --        --           --           --
                                                              -----------               -----------  -----------  -----------
                         Balances at December 31, 1994......   7,847,302                     7,847    61,823,421    (172,809)
March 1995               Shares issued in payment of license
                           fees.............................      50,000         12.00          50       599,950      --
April to August 1995     Exercise of stock options for
                           cash.............................         413         10.00           1         4,124      --
November 22, 1995        Shares issued for cash, net of
                           issue costs of $2,904,274........   3,000,000         10.00       3,000    27,092,726      --
                         Unrealized gain on investment
                           securities.......................      --              --        --           --          211,267
                         Net loss for the year ended
                           December 31, 1995................      --              --        --           --           --
                                                              -----------               -----------  -----------  -----------
                         Balances at December 31, 1995......  10,897,715                    10,898    89,520,221      38,458
                         Redemption of fractional shares for
                           cash.............................         (48)        12.00      --              (576)     --
February 1996            Shares issued in payment of license
                           fees.............................       6,250         10.00           6        62,494      --
February 1996            Repurchase of common stock for
                           cash.............................     (45,000)          .08         (45)       (3,555)     --
May 1996                 Shares issued for cash, net of
                           issue costs of $3,213,410........   2,875,000         16.25       2,875    43,502,465      --
                         Exercise of options and warrants
                           for cash and cancellation of
                           warrants.........................     196,843   10.00-14.40         197     1,646,871      --
                         Unrealized loss on investment
                           securities.......................      --              --        --           --          (68,662)
                         Net loss for the year ended
                           December 31, 1996................      --              --        --           --           --
                                                              -----------               -----------  -----------  -----------
                         Balances at December 31, 1996......  13,930,760                 $  13,931   134,727,920     (30,204)
                                                              -----------               -----------  -----------  -----------
                                                              -----------               -----------  -----------  -----------

                           DEFICIT
                         ACCUMULATED
                         DURING THE      TOTAL
                         DEVELOPMENT  STOCKHOLDERS'
         DATE               STAGE       EQUITY
-----------------------  -----------  -----------
February to March 1992       --          149,600
June to December 1992
                             --       42,340,034
November 1992
                             --         (250,000)
November 1992
                             --           (3,750)

                         (2,930,285)  (2,930,285)
                         -----------  -----------
                         (2,930,285)  39,305,599
October 1993
                             --          500,000

                         (10,804,878) (10,804,878)
                         -----------  -----------
                         (13,735,163) 29,000,721
March 1994
                             --       19,095,384

                             --         (172,809)

                         (14,762,117) (14,762,117)
                         -----------  -----------
                         (28,497,280) 33,161,179
March 1995
                             --          600,000
April to August 1995
                             --            4,125
November 22, 1995
                             --       27,095,726

                             --          211,267

                         (18,023,923) (18,023,923)
                         -----------  -----------
                         (46,521,203) 43,048,374

                             --             (576)
February 1996
                             --           62,500
February 1996
                             --           (3,600)
May 1996
                             --       43,505,340

                             --        1,647,068

                             --          (68,662)

                         (21,264,230) (21,264,230)
                         -----------  -----------
                         (67,785,433) 66,926,214
                         -----------  -----------
                         -----------  -----------

                See accompanying notes to financial statements.

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                                   DECEMBER 10,
                                                                                                       1991
                                                                                                  (INCORPORATION)
                                                               YEARS ENDED DECEMBER 31,              THROUGH
                                                      ------------------------------------------   DECEMBER 31,
                                                           1996           1995          1994           1996
                                                      --------------  ------------  ------------  --------------
Cash flows from operating activities:
  Net loss..........................................  $  (21,264,230)  (18,023,923)  (14,762,117)   (67,785,433)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
      Depreciation and amortization.................       1,618,982     1,557,195     1,436,570      5,435,563
      Amortization of investment premiums
        (discounts).................................         (33,083)      110,855       190,181        339,267
      Common stock issued in payment of license
        fees........................................          62,500       600,000        59,000      1,159,000
      Loss on sale of property and equipment........             315        62,859       --              63,174
      Changes in certain assets and liabilities:
        Interest receivable.........................         466,779      (485,430)     (120,647)      (298,437)
        Other current assets........................        (151,381)     (251,102)     (139,057)      (823,092)
        Other assets................................         (92,612)       40,926       195,373       (100,370)
        Accounts payable............................        (823,452)    1,209,078       328,141        812,259
        Compensation and benefits...................         (85,204)      160,682       121,378        834,258
        Clinical development costs..................         (57,503)     (737,618)    1,613,750        818,629
        Other accrued expenses......................         487,595       (44,519)      (69,666)       569,068
        Long-term liability.........................        (363,713)      461,986       --              98,273
                                                      --------------  ------------  ------------  --------------
          Net cash used in operating activities.....     (20,235,007)  (15,339,011)  (11,147,094)   (58,877,841)
                                                      --------------  ------------  ------------  --------------
Cash flows from investing activities:
  Purchases of investment securities................    (116,498,821)  (72,862,897)  (30,753,408)  (251,004,472)
  Sales of investment securities....................     106,757,801    59,211,912    20,393,561    204,058,023
  Purchases of property and equipment...............        (961,784)     (448,350)   (1,953,362)   (13,012,843)
  Proceeds from sale of property and equipment......             100        40,000       --              40,100
  Issuance of note receivable.......................        --             --            --            (250,000)
                                                      --------------  ------------  ------------  --------------
          Net cash used in investing activities.....     (10,702,704)  (14,059,335)  (12,313,209)   (60,169,192)
                                                      --------------  ------------  ------------  --------------
Cash flows from financing activities:
  Net proceeds from issuance of common stock........      43,505,340    27,095,726    19,036,384    132,185,834
  Repurchase of common stock........................          (4,176)      --            --              (4,176)
  Stock option and warrant exercises................       1,647,068         4,125       --           1,651,193
                                                      --------------  ------------  ------------  --------------
          Net cash provided by financing
            activities..............................      45,148,232    27,099,851    19,036,384    133,832,851
                                                      --------------  ------------  ------------  --------------
          Net increase (decrease) in cash and cash
            equivalents.............................      14,210,521    (2,298,495)   (4,423,919)    14,785,818
Cash and cash equivalents at beginning of period....         575,297     2,873,792     7,297,711        --
                                                      --------------  ------------  ------------  --------------
Cash and cash equivalents at end of period..........  $   14,785,818       575,297     2,873,792     14,785,818
                                                      --------------  ------------  ------------  --------------
                                                      --------------  ------------  ------------  --------------
Supplemental disclosure of noncash investing and
  financing activities - repurchase of common stock
  through forgiveness of note receivable............  $     --             --            --             250,000
                                                      --------------  ------------  ------------  --------------
                                                      --------------  ------------  ------------  --------------

                See accompanying notes to financial statements.

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) NATURE OF DEVELOPMENT STAGE ACTIVITIES

    PathoGenesis Corporation (the Company) is a development stage, health care company focused on developing drugs for the treatment of serious infectious diseases where there is a significant need for improved therapy. The Company was incorporated on December 10, 1991. Principal activities to date include conducting human clinical trials, defining and conducting research programs, entering into collaborative licensing agreements, raising capital, recruiting scientific and management personnel, and construction of a research facility.

    (B) DEPRECIATION AND AMORTIZATION

    Furniture and equipment are depreciated using the straight-line method over the assets' estimated useful lives of five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the assets' estimated useful lives or the remaining term of the lease.

    (C) RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to expense as incurred.

    (D) INCOME TAXES

    Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

    Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (E) INVESTMENT SECURITIES

    The Company's investment securities are classified as available-for-sale and carried at market value, with unrealized gains and losses excluded from the statement of operations and reported as a separate component of stockholders equity. Realized gains and losses on the sales of investment securities are determined on the specific identification method and included in investment income, net.

    (F) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company has financial instruments other than investments consisting of cash, accounts payable and a long-term liability. The Company has determined the fair value of the above financial instruments

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

using available market information and appropriate valuation methodologies. The fair value of the Company's financial instruments approximates their carrying amount.

    (G) CASH EQUIVALENTS

    All investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

    (H) NET LOSS PER SHARE

    Net loss per common share is computed using the weighted average number of common shares outstanding during the periods using the treasury stock method. Net loss per common share does not include the effect of common share equivalents, which include stock options and warrants, as their impact is antidilutive.

    (I) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVESTMENT SECURITIES

    The following summarizes the Company's investment securities:

                                                                                 GROSS        GROSS
                                                                              UNREALIZED   UNREALIZED
                                                              AMORTIZED COST     GAINS       LOSSES     MARKET VALUE
                                                              --------------  -----------  -----------  ------------
1996:
  U.S. Treasury notes.......................................   $ 10,641,041        3,823      (11,272)   10,633,592
  Federal mortgage notes....................................      6,719,925        7,430       (4,276)    6,723,079
  Corporate obligations.....................................     28,571,216       48,441      (74,350)   28,545,307
                                                              --------------  -----------  -----------  ------------
                                                               $ 45,932,182       59,694      (89,898)   45,901,978
                                                              --------------  -----------  -----------  ------------
                                                              --------------  -----------  -----------  ------------
1995:
  U.S. Treasury notes.......................................   $ 19,609,492       44,743       --        19,654,235
  Federal mortgage notes....................................      2,261,791        4,189       --         2,265,980
  Corporate obligations.....................................     13,547,425       25,322       --        13,572,747
  Foreign obligations.......................................      1,414,371       --          (35,796)    1,378,575
                                                              --------------  -----------  -----------  ------------
                                                               $ 36,833,079       74,254      (35,796)   36,871,537
                                                              --------------  -----------  -----------  ------------
                                                              --------------  -----------  -----------  ------------

    Amortized cost and market value of investment securities at December 31, 1996, by contractual maturity are shown below. Actual maturities may be different than the contractual maturities because

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Contractual maturities are as follows:

                                                                     AMORTIZED
MATURITIES                                                             COST       MARKET VALUE
-----------------------------------------------------------------  -------------  ------------
Due in one year or less..........................................  $  15,290,665    15,278,842
Due between one year through five years..........................     17,396,480    17,369,280
Due between five years through ten years.........................      9,560,809     9,572,170
Due after ten years..............................................      3,684,228     3,681,686
                                                                   -------------  ------------
                                                                   $  45,932,182    45,901,978
                                                                   -------------  ------------
                                                                   -------------  ------------

    Investment income, net includes interest of $3,412,097, $1,308,127 and $1,766,953 earned on investments and losses of $118,315, $20,669 and $325,902 realized upon the sale of investments for 1996, 1995 and 1994, respectively.

    The Company does not invest in derivative financial instruments, as defined by SFAS 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS.

(3) LONG-TERM LIABILITY

    In the second quarter of 1995, the Board of Directors reached an agreement with the Company's former chairman of the board which obligated the Company to pay $944,958 over three years which is included in 1995 general and administrative expenses. The portion of this obligation payable within the next year is included in current liabilities under compensation and benefits.

(4) STOCKHOLDERS' EQUITY

    (A) COMMON AND PREFERRED STOCK

    Effective October 17, 1995, the Company's stockholders approved a one-for-eight reverse split of the Company's issued and outstanding common stock, a change to the authorized number of shares of the Company's $.001 par value common stock to 20,000,000 shares, and an authorization of 1,000,000 shares of preferred stock, par value $.01. The accompanying financial statements and related notes to the financial statements have been restated to reflect these changes for all periods presented.

    (B) STOCK OPTION PLANS

    The Company's 1992 Stock Option Plan (Stock Plan) has 1,500,000 shares of common stock which have been authorized to be reserved for grants. At December 31, 1996, 110,048 shares remain available for future awards. Options granted under this plan may be designated as qualified or nonqualified at the discretion of the compensation committee of the Board of Directors.

    Generally, options vest and may be exercised over a four-year period in increments of 25% each year beginning one year from the date of grant; however, options can vest upon granting. All options expire not later than ten years from the date of grant. Qualified stock options are exercisable at not less than the fair market value of the stock at the date of grant and nonqualified stock options are exercisable at prices

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

determined at the discretion of the Board of Directors, but not less than 85% of the fair market value of the stock at the date of grant.

    In 1996, the Company adopted the 1996 Stock Option Plan for Non-Employee Directors (Directors Plan), under which 300,000 shares of common stock are reserved for grants. At December 31, 1996, 258,000 shares remain available for future awards. Nonemployee directors are granted between 4,000 and 8,000 options immediately following each Annual Stockholders Meeting. Options are exercisable from the date of grant for a period of ten years or one year after termination as a director. Options are granted at the fair market of the Company's common stock on the date of grant.

    A summary of stock options follows:

                                                                                                         WEIGHTED
                                                                                                          AVERAGE
                                                                                           DIRECTORS     EXERCISE
                                                                              STOCK PLAN     PLAN          PRICE
                                                                              ----------  -----------  -------------
Balances at December 31, 1993...............................................     695,375      --         $   10.00
Granted.....................................................................     132,500      --             12.00
Canceled....................................................................     (30,813)     --             10.00
                                                                              ----------  -----------
Balances at December 31, 1994...............................................     797,062      --             10.33
Granted.....................................................................     303,125      --             12.00
Canceled....................................................................     (74,121)     --             10.00
Exercised...................................................................        (413)     --             10.28
                                                                              ----------  -----------
Balances at December 31, 1995...............................................   1,025,653      --             10.83
Granted.....................................................................     438,850      42,000         16.18
Canceled....................................................................     (69,941)     --             11.17
Exercised...................................................................    (169,787)     --             10.11
                                                                              ----------  -----------
Balances at December 31, 1996...............................................   1,224,775      42,000     $   12.90
                                                                              ----------  -----------
                                                                              ----------  -----------

    The weighted average fair value of options granted was $8.87 and $4.97 in 1996 and 1995, respectively.

    An additional 44,000 shares of common stock were granted under the Stock Plan to the Board of Directors in January 1997.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's two stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                                           1996           1995
                                                                                       -------------  ------------
Net loss--as reported................................................................  $21,264,230      18,023,923
Net loss--pro forma..................................................................     23,930,975    19,131,780
Loss per share--as reported..........................................................          1.66          2.20
Loss per share--pro forma............................................................          1.87          2.33

    The fair value of each option grant is estimated on the date of grant using the Black-Sholes option-pricing model with the following assumptions used for grants in 1995 and 1996: dividend yield of 0.0% for

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

both years; expected volatility of 46% for 1995 and 57% to 67% for 1996; risk-free interest rate of 5.46% to 7.15% for 1995 and 5.18% to 6.85% for 1996; expected lives from three to six years for both years.

    The following table summarizes information about fixed-price stock options outstanding at December 31, 1996:

                                   WEIGHTED
                                   AVERAGE       WEIGHTED                  WEIGHTED
                     NUMBER       REMAINING       AVERAGE      NUMBER       AVERAGE
    RANGE OF       OUTSTANDING   CONTRACTUAL     EXERCISE    EXERCISABLE   EXERCISE
 EXERCISE PRICES   AT 12/31/96       LIFE          PRICE     AT 12/31/96     PRICE
-----------------  -----------  --------------  -----------  -----------  -----------
$         10.00       396,700       6.2 years    $   10.00      336,686    $   10.00
          12.00       416,975       8.2 years        12.00      250,085        12.00
   13.75 to 14.75     141,150       9.5 years        14.51       --           --
16.13 to 16.75        268,550    9.2 years           16.25      101,000        16.25
           22          43,400    9.9 years           22.00       20,000        22.00
                   -----------                               -----------
$  10.00 to 22.00   1,266,775    8.0 years      $    12.90      707,771   $    11.94
                   -----------                               -----------
                   -----------                               -----------

(C) COMMON STOCK WARRANTS

    As of December 31, 1996, the Company had outstanding warrants, with expiration terms ranging from September 20, 1998 to February 6, 2001, to purchase 111,660 shares of common stock which are fully exercisable at the following per share prices:

                                                                        PER SHARE
SHARES                                                                    PRICE
--------------------------------------------------------------------  --------------
 28,325.............................................................  $      12.00
83,335..............................................................         14.40
111,660.............................................................  $12.00-14.40

(5) INCOME TAXES

    Federal income taxes reported by the Company differ from the amount computed by applying the U.S. Federal income tax rate of 34% to pretax losses due to limitations on utilizing net operating losses.

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

(5) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to deferred tax assets at December 31 are as follows:

                                                                                           1996           1995
                                                                                       -------------  ------------
Deferred tax assets:
    Start-up costs deferred for tax purposes.........................................  $       5,817        29,087
    Orphan Drug credit...............................................................        100,000       100,000
    Deferred compensation............................................................        116,080       333,247
    License agreements...............................................................        446,068       484,427
    Research and experimentation credit carryforwards................................        747,456       633,961
    Net operating loss carryforwards.................................................     22,159,516    14,663,765
    Depreciation.....................................................................        310,432        95,204
    Other............................................................................        212,701       304,757
                                                                                       -------------  ------------
      Total gross deferred tax assets................................................     24,098,070    16,644,448
    Less valuation allowance.........................................................     24,098,070    16,644,448
                                                                                       -------------  ------------
      Net deferred tax assets........................................................  $    --             --
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    The increases in the valuation allowance for deferred tax assets of $7,453,622, $6,388,860 and $5,266,640 in 1996, 1995 and 1994, respectively, are primarily attributable to increases in net operating loss carryforwards whose utilization cannot reasonably be assured.

    At December 31, 1996, the Company has net operating loss carryforwards of approximately $65,175,000 and research and experimentation credit carryforwards of approximately $747,000, which are available to offset future Federal taxable income and income taxes, respectively, if any, and expire beginning in 2007.

(6) COMMITMENTS

    (A) LEASES

    The Company leases various office and research facilities under noncancelable operating leases which expire between 1998 and 2003. With respect to one of the leases, the Company is required to maintain collateral on a letter of credit in the amount of a $675,000 certificate of deposit which is recorded as a restricted investment.

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

    Minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and related sublease income as of December 31, 1996 are as follows:

                                                                                  LEASE PAYMENTS  SUBLEASE INCOME
                                                                                  --------------  ---------------
1997............................................................................   $  1,692,000          333,000
1998............................................................................      1,810,000          333,000
1999............................................................................      1,757,000          333,000
2000............................................................................      1,757,000          333,000
2001............................................................................      1,717,000         --
Thereafter......................................................................        884,000         --
                                                                                  --------------  ---------------
                                                                                   $  9,617,000        1,332,000
                                                                                  --------------  ---------------
                                                                                  --------------  ---------------

    Rent expense for operating leases was approximately $1,026,000, $746,000 and $644,000 for 1996, 1995 and 1994, respectively, and $3,298,000 for the period December 10, 1991 (incorporation) through December 31, 1996.

    Included in rent expense are payments to a partnership in which a member of the Board of Directors and an officer of the Company are partners of approximately $36,200, $35,500 and $49,500 for 1996, 1995 and 1994,
respectively.

(B) EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company has employment and consulting agreements with certain key executives, research scientists and advisors. The terms of these agreements range from two to five years, provide for discretionary bonuses, as determined by the Company's Board of Directors and provide for annual increases in compensation to be determined at the discretion of the Board of Directors.

    Approximate minimum compensation payments due pursuant to these employment and consulting agreements are as follows:

1997............................................................................  $    959,000
1998............................................................................       517,000
1999............................................................................       294,000
2000............................................................................       151,000
                                                                                  ------------
                                                                                  $  1,921,000
                                                                                  ------------
                                                                                  ------------

(7) COLLABORATION AGREEMENTS

    In May 1996, the Company entered into a distribution agreement with Bohdan Automation, Inc. (Bohdan), pursuant to which Bohdan has agreed to manufacture and sell a proprietary combinatorial chemistry system invented by the Company. Royalties of $238,000 were earned from this arrangement during 1996.

    In 1994, the Company entered into a license agreement with two U.S. institutions to obtain worldwide rights to a product currently in clinical trials. A $1.5 million milestone payment will be payable by the Company if the product receives approval for marketing by the FDA. The Company is responsible for

                            PATHOGENESIS CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1995

clinical trials, sales, marketing, manufacturing and regulatory affairs related to the product. The Company will pay a royalty on net product sales.

    In 1993, the Company entered into a license agreement with a Japanese company to obtain rights for North America to a product in preclinical trials. The initial payment for these rights was $500,000 cash and 50,000 shares of common stock. A second milestone payment of 50,000 shares of common stock was paid in 1995 when the Investigational New Drug application was filed. Subsequent payments will be made upon accomplishment of certain milestones. The Company is responsible for clinical trials, sales, marketing and regulatory affairs related to the product. The Japanese company is responsible for manufacturing the bulk form of the product. The Company will pay a royalty on net product sales.

    In 1993, the Company entered into a collaborative research agreement with a research institution. The agreement calls for payments to the research institution of up to $1.5 million over three years, not to exceed $500,000 in any one year. In addition, the Company was committed to spend $1 million per year in research and development to support this collaborative research. As of December 31, 1996, the Company has fulfilled its obligation under this commitment to the research institution.

    In 1993, the Company entered into a license and manufacturing agreement with a then significant shareholder to obtain worldwide rights to a product in clinical trials. Under the agreement, the Company was to make certain fixed payments to the licensor upon accomplishment of certain milestones. Initial payment for these rights was $550,000 and the Company was responsible for clinical trials, sales, marketing and regulatory affairs related to the product. In 1994, the Company decided to cease development of this product and has fulfilled its obligation under this agreement.

    In 1993, the Company also entered into a development agreement with a then significant shareholder pursuant to which the Company was assisted with its research and development activities relating to a product currently in clinical trials. The Company paid research and development fees of $923,100 related to this agreement. The Company has entered into an additional development agreement dated as of August 15, 1994 with this shareholder pursuant to which the Company will continue to receive assistance in developing this product. As of December 31, 1996, the Company has paid $1,265,000 under this agreement.

(8) SUBSEQUENT EVENTS

    On January 30, 1997, the Board of Directors adopted the 1997 Stock Option Plan (1997 Plan) subject to stockholder approval. The 1997 Plan provides for the grant of options to acquire a maximum of 2,000,000 shares of common stock of which 378,800 shares were granted as of January 30, 1997. Additionally, the Board of Directors approved an increase in the authorized number of shares of common stock to 60,000,000 shares subject to stockholder approval.

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------

                                                       PAGE
                                                     ---------
PROSPECTUS SUMMARY.................................          3
RISK FACTORS.......................................          6
USE OF PROCEEDS....................................         16
PRICE RANGE OF COMMON STOCK........................         17
DIVIDEND POLICY....................................         17
CAPITALIZATION.....................................         18
DILUTION...........................................         19
SELECTED FINANCIAL DATA............................         20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..............         21
BUSINESS...........................................         24
MANAGEMENT.........................................         39
PRINCIPAL STOCKHOLDERS.............................         48
CERTAIN TRANSACTIONS...............................         50
DESCRIPTION OF CAPITAL STOCK.......................         50
SHARES ELIGIBLE FOR FUTURE SALE....................         53
UNDERWRITING.......................................         54
LEGAL MATTERS......................................         55
EXPERTS............................................         55
AVAILABLE INFORMATION..............................         55
INDEX TO FINANCIAL STATEMENTS......................        F-1

                                2,100,000 SHARES

                                     [LOGO]

                                     [LOGO]

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------

                             MONTGOMERY SECURITIES
                       PRUDENTIAL SECURITIES INCORPORATED

                               HAMBRECHT & QUIST

                                 MARCH 20, 1997

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